Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ALTEGRA HEALTH, INC.,

MEDIFAX-EDI, LLC

ALTO MERGER SUB INC.

AND

PARTHENON INVESTORS III, L.P.

(solely in its capacity as the Stockholders’ Representative hereunder)

DATED July 3, 2015

Annexes

Annex A	Company Subsidiary Schedule
Annex B	Equityholders
Annex C	Permitted Liens Schedule
Annex D	Working Capital Schedule
Annex E	2015 CapEx Forecast
Annex F	Customer Sales Credit

Exhibits

Exhibit 1	Form of Certificate of Merger
Exhibit 2	Form of Letter of Transmittal
Exhibit 3	Form of Option Cancelation Acknowledgment Agreement
Exhibit 4	Form of Escrow Agreement
Exhibit 5	Form of Resolutions Terminating 401(k) Plan
Exhibit 6	Form of Director Resignation
Exhibit 7	Form of FIRPTA Certificate

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of July 3, 2015 by and among MediFAX-EDI, LLC, a Tennessee limited liability company (“Parent”), Alto Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Altegra Health, Inc., a Delaware corporation (the “Company”), and Parthenon Investors III, L.P., a Delaware limited partnership, solely in its capacity as the representative of the Equityholders (the “Stockholders’ Representative”). Each of Parent, Merger Sub, the Company and, solely for purposes of representing the Equityholders, the Stockholders’ Representative are referred to herein as a “Party”.

RECITALS

Parent has formed Merger Sub solely for the purpose of merging it with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”). Parent desires to acquire the Company through the Merger.

The respective boards of directors (or equivalent governing bodies) of Parent, Merger Sub and the Company have, on the terms and subject to the conditions set forth in this Agreement, (i) determined that it is fair to, and in the best interest of, their respective companies and respective equityholders for Parent to acquire all of the issued and outstanding shares of the Company’s common stock, $0.001 par value per share (“Shares”), through the Merger, upon which the Company shall be a wholly owned subsidiary of Parent and (ii) authorized and approved this Agreement, the Merger and the consummation of the transactions contemplated hereby and delivered to each other written copies thereof.

The board of directors of each of the Company and Merger Sub have recommended acceptance of the Merger and adoption of this Agreement by their respective stockholders, in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”) and, substantially concurrently with the execution and delivery hereof, the stockholders of the Company holding 90% of the issued and outstanding Shares entitled to vote thereon have adopted this Agreement by written consent, which consent has been certified and delivered to Parent (the “Stockholder Approval”).

In connection with the execution of this Agreement and as an inducement for Parent to enter into this Agreement, certain Equityholders and their Affiliates have entered into restrictive covenant agreements with Parent, which will become effective at Closing unless earlier terminated in accordance with their terms.

AGREEMENT

Now, therefore, in consideration of the foregoing and of the mutual covenants, representations, warranties and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I

DEFINITIONS

Section 1.1 Definitions. When used in this Agreement, the following terms shall have the meanings ascribed to them below.

“Action” means any action, audit, investigation, proceeding, arbitration, complaint, petition, suit or other similar proceeding, whether civil or criminal, at law or in equity, in each case, before any Governmental Entity.

“Adjustment Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Affiliate” of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person; where “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person; provided that in no event shall (i) the Company or any Company Subsidiary be considered an Affiliate of any portfolio company of any investment fund affiliated with or managed by PCP Managers LLC or (ii) any portfolio company of any investment fund affiliated with PCP Managers LLC be considered an Affiliate of the Company or any Company Subsidiary.

“Antitrust Authorities” means the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity, including foreign Governmental Entities, having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Antitrust Laws” means the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. § 41-58, as amended; and all other federal, state and foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

“Cash” means cash and cash equivalents of the Company and the Company Subsidiaries as of the Adjustment Time, which shall (i) include deposits in transit and (ii) be net of outstanding checks.

“Closing Merger Consideration” means an aggregate amount equal to (i) the Initial Purchase Price, (ii) minus the Expense Holdback Amount, (iii) minus the Escrow Amount.

“Closing Per Share Merger Consideration” means (i) the Closing Merger Consideration divided by (ii) the sum of (x) the aggregate number of Shares plus (y) the aggregate number of Shares that comprise the vested portion of all Options, in each case, outstanding as of immediately prior to the Effective Time.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

“Company Knowledge Parties” means Kevin Barrett, Michele Haas, Bob Drelick, Daniel Lieber, Mark Fabiano and Jared Sokolsky.

“Company Subsidiary” means any entity set forth on Annex A.

“Company Transaction Documents” means this Agreement and all documents, agreements and certificates to be executed or entered into by the Company, any Affiliate of the Company, or any Stockholder in connection with the transactions contemplated by this Agreement.

“Compliant” means, with respect to the Required Information, that (a) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, in light of the circumstances under which the statements contained in the Required Information are made, not misleading, (b) such Required Information is compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act, as amended, for offerings of non-convertible debt securities (excluding information required by Section 3-09, Section 3-10, or Section 3-16 of Regulation S-X, information required by Items 10, 402 and 601 of Regulation S-K, XBRL exhibits and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A) as customarily included in an offering memorandum for the private placement of such non-convertible debt securities in a “144A-for-life” offering under Rule 144A of high yield debt securities, (c) the independent registered public accountants of the Company have consented to or otherwise authorized the use of their audit opinions related to any audited financial statements included in such Required Information and have confirmed they are prepared to issue customary comfort letters (in the form of drafts included in the Required Information) upon the “pricing” of the debt securities included in the Applicable Financing and throughout the period ending on the last Business Day of the Marketing Period (subject to the completion by such accountants of customary procedures relating thereto), and (d) any interim quarterly financial statements included in such Required Information have been reviewed by the Company’s independent auditors as provided in the procedures specified by AICPA AU-C Section 930.

“Enterprise Value” means $910,000,000 plus, if the Closing Date does not occur on or before August 31, 2015, then an aggregate amount equal to (x) $200,000 multiplied by (y) the aggregate number of calendar days between August 31, 2015 and the Closing Date.

“Environmental Law” means all applicable federal, state, local and foreign Laws concerning pollution or protection of the environment as enacted prior to and in effect as of the date hereof, including all such Laws relating to the emission, discharge, Release or threatened Release, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substances.

“Equityholders” means, collectively, the Stockholders and the Option Holders.

“Equity Financing Source” means Blackstone Capital Partners VI L.P.

“Escrow Agent” means Sun Trust Bank.

“Exercise Price” means the exercise price of the Shares that comprise the vested portion of an Option, as set forth in the Stock Option Agreement pursuant to which such Option was granted and recorded on the books and records of the Company, as reflected opposite each Option set forth on Annex B.

“Expense Holdback Amount” means an aggregate amount to be determined by the Stockholders’ Representative by written notice to Parent prior to the Closing to be held by the Stockholders’ Representative to satisfy any expenses incurred by the Stockholders’ Representative in connection with the transactions contemplated hereby, including the settlement of any purchase price adjustment in accordance with Section 2.6, or in otherwise fulfilling its obligations hereunder.

“Final Purchase Price” means an aggregate amount equal to (i) the Enterprise Value, (ii) plus the Final Cash, (iii)(x) plus the amount, if any, that Final Working Capital is greater than Upper Target Working Capital or (y) minus the amount, if any, that Final Working Capital is less than Lower Target Working Capital, (iv) minus the Final Indebtedness, (v) minus the Final Transaction Expenses, (vi) plus the aggregate Exercise Price of the aggregate number of Shares that comprise the vested portion of all Options outstanding as of immediately prior to the Effective Time.

“Financing Sources” means the entities that have committed to provide, underwrite, arrange, initially purchase or otherwise entered into agreements in connection with the Debt Financing (or other Applicable Financing) in connection with the transactions contemplated hereby, including the parties to the Debt Financing Commitment Letters (together with their respective Affiliates, officers, directors, employees and representatives involved in the Debt Financing (or such other Applicable Financing) and their respective successors and assigns) and any Definitive Financing Agreements, in each case, as in effect from time to time.

“GAAP” means generally accepted accounting principles of the United States of America consistently applied.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Hazardous Substances” means any chemical, petroleum, pollutant, contaminant or hazardous or toxic material, substance or waste for which liability or standards of conduct have been imposed under applicable Environmental Laws.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5) and their implementing regulations set forth at 45 CFR Part 160, 162 and 164.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to the Company and the Company Subsidiaries, without duplication: (i) all indebtedness of the Company and the Company Subsidiaries for borrowed money (including the outstanding principal amount of accrued and unpaid interest on such indebtedness and any prepayment, breakage or similar charges payable in connection with the discharge of such indebtedness at Closing); (ii) all indebtedness of the Company or any Company Subsidiary evidenced by any note, bond, debenture, mortgage, letter of credit (to the extent funded or drawn upon) or other debt instrument or debt security (including the outstanding principal amount of accrued and unpaid interest on such indebtedness and any prepayment, breakage or similar charges payable in connection with the discharge of such indebtedness at Closing); (iii) all indebtedness for borrowed money of any third Person for which the Company or any Company Subsidiary has guaranteed payment (including the outstanding principal amount of accrued and unpaid interest on such indebtedness and any prepayment, breakage or similar charges to be paid in connection with the discharge of such indebtedness as a result of the Closing); (iv) the deferred purchase price of property or services (including any earn-out obligations whether or not contingent and regardless of when due, but excluding any trade payables and accrued expenses arising in the ordinary course of business and any current liability to the extent accounted for in the calculation of Working Capital); (v) all indebtedness secured by any lien, pledge, security interest or mortgage (other than a Permitted Lien or a Lien pursuant to an operating or equipment lease) on property of the Company or any Company Subsidiary; (vi) all obligations related to any hedging transaction (including, without limitation, any rate swap transaction, credit derivative transaction, cap transaction, floor transaction, commodity swap or option transaction and any other similar transaction); and (vii) all lease obligations of the Company and the Company Subsidiaries required under GAAP to be capitalized.

“Indebtedness for Borrowed Money” means, in aggregate, the Indebtedness of the Company and the Company Subsidiaries described in clauses (i) and (ii) of the definition of Indebtedness, which shall be paid in full by Parent on behalf of the Company and the Company Subsidiaries at the Closing.

“Initial Purchase Price” means an aggregate amount equal to (i) Enterprise Value, (ii) plus the Estimated Cash, (iii)(x) plus the amount if any, that Estimated Working Capital is greater than Upper Target Working Capital or (y) minus the amount, if any, that Estimated Working Capital is less than Lower Target Working Capital, (iv) minus the Estimated Indebtedness, (v) minus the Estimated Transaction Expenses, (vi) plus the aggregate Exercise Price of the aggregate number of Shares that comprise the vested portion of all Options outstanding as of immediately prior to the Effective Time.

“Knowledge” (i) as used in the phrases “to the Knowledge of Company” or phrases of similar import means the actual knowledge of the Company Knowledge Parties, and (ii) as used in the phrases “to the Knowledge of Parent or Merger Sub” or phrases of similar import means the actual knowledge of Frank Manzella and Greg Stevens.

“Law” means any federal, state, local, municipal or foreign constitution, law, ordinance, rule, regulation, statute or treaty.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Company Subsidiary.

“Lien” means any lien, mortgage, pledge, security interest or other encumbrance imposed by the action of a third party.

“Lower Target Working Capital” means $37,000,000.

“Marketing Period” means the first period of thirteen (13) consecutive Business Days commencing after the date hereof and ended prior to the termination date hereof and commencing on the first Business Day after which Parent shall have received the Required Information, and throughout and on each day during such thirteen (13) consecutive Business Day period, (a) such Required Information is and remains Compliant without requiring any updates, supplements or additional information, and (b) the conditions set forth in Section 2.10(a)(i) have been satisfied (other than conditions that by their nature can only be satisfied by actions taken at Closing) and nothing shall have occurred and no condition shall have existed that would cause any of the conditions set forth in Sections 2.10(a) and Section 2.10(b) to fail to be satisfied assuming the Closing were to be scheduled for any time during such thirteen (13) consecutive Business Day period; provided, that the Marketing Period shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such thirteen (13) consecutive Business Day period, (i) independent registered public accountants of the Company and the Company Subsidiaries shall have withdrawn its audit opinion with respect to any audited financial statements contained in the Required Information (in which case the Marketing Period may not commence unless and until a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable periods by another independent public accounting firm of recognized national standing) or (ii) the Company shall have publicly announced any intention to, or determined that it must, restate any material financial information included in the Required Information (or publicly announced that any such restatement is under consideration or is a possibility) in which case the Marketing Period shall not commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has determined and announced that no such restatement is required in accordance with GAAP, and, in the case of each of foregoing clauses (i) and (ii), the requirements in clauses (a) and (b) above would be satisfied throughout and on each day during such thirteen (13) consecutive Business Day period, in which case a new thirteen (13) consecutive Business Day period shall commence upon the Parent and Merger Sub receiving completed Required Information that would be Compliant, and the requirements in clauses (a) and (b) above would be satisfied throughout and on each day during such new thirteen (13) consecutive Business Day period; provided, further, that (i) July 3, 2015 be deemed not to be Business Days for purposes of the Marketing Period, and (ii) if the Marketing Period has not ended on or prior to August 21, 2015, then the Marketing Period shall commence no earlier than September 8, 2015.

“Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect upon the business, results of operations, properties, assets, liabilities or financial condition of the Company and the Company Subsidiaries, taken as a whole; provided however, that none of the following will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) any adverse change, effect or circumstance arising out of the announcement or disclosure (intentional or otherwise) of the transactions contemplated by this Agreement, including losses or threatened losses of, or any adverse change in the relationship with, employees, customers, suppliers, distributors, financing sources, licensors, licensees or others having relationships with the Company or any Company Subsidiary; (ii) changes in Law or GAAP or the interpretation thereof; (iii) any failure, in and of itself, of the Company or any Company Subsidiary to achieve any periodic earnings, revenue, expense, sales or other estimated projection, forecast or budget prior to the Closing (it being understood that the underlying facts giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred); (iv) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (v) any change in the financial, banking or securities markets; (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of god or any other force majeure event; (vii) any national or international political or social conditions, including those in any jurisdiction in which the Company or any Company Subsidiary conducts business; (viii) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (ix) any effect on any customer or supplier of the Company or any Company Subsidiary arising from or in connection with any of the changes, events, occurrences or effects set forth in clauses (i) through (viii) hereof; and (x) any consequences arising from Parent’s compliance with its obligations under Section 5.4 or the application of Antitrust Laws (including any action or judgment arising under Antitrust Laws) to the transactions contemplated by this Agreement; provided, that, in the cases of clauses (ii), (iv), (v), (vi), (vii), (viii) and (ix), any such development, effect, event, change, occurrence or circumstance may constitute a Material Adverse Effect and may be taken into consideration in determining whether there has been a Material Adverse Effect in the event such development, effect, event, change, occurrence or circumstance adversely affects, or would reasonably be expected to adversely affect, the business, results of operations, properties, assets, liabilities or financial condition of the Company and the Company Subsidiaries, taken as a whole, in a disproportionate manner relative to the other participants in the industries in which they operate.

“Merger Consideration” means an aggregate amount equal to (i) Closing Merger Consideration, (ii) plus any Excess Amount, Expense Holdback Amount or Escrow Amount that is ultimately paid to the Equityholders pursuant to Section 2.4, Section 2.6(d), Section 2.6(e) or Section 2.6(f).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Operating Company” means Altegra Health Operating Company, a Delaware corporation.

“Option” means each outstanding option to acquire Shares, as set forth on Annex B, pursuant to a Stock Option Agreement under the Option Plan, as the same may be updated prior to the Closing to reflect any expiration or cancelation of any Option (or any portion thereof) at or prior to the Effective Time and/or any issuance of any Option (or any portion thereof) prior to the Effective Time, in each case, pursuant to the terms of the Option Plan.

“Option Holder” means a holder of outstanding Options as set forth on Annex B, as the same may be updated prior to the Closing to reflect any expiration or cancelation of any Options at or prior to the Effective Time and/or any issuance of any Options prior to the Effective Time (provided such issuance is made in compliance with the terms of this Agreement), in each case, pursuant to the terms of the Option Plan.

“Option Plan” means the Company’s Amended & Restated 2011 Option Plan.

“Order” means any writ, judgment, decree, ruling, opinion, stipulation, injunction or similar order or award of any Governmental Entity (in each such case whether preliminary or final).

“Parent Transaction Documents” means this Agreement and all documents, agreements, and certificates to be executed or entered into by Parent or Merger Sub in connection with the transactions contemplated by this Agreement, including the Equity Financing Commitment and the Debt Financing Commitment Letters.

“Paying Agent” means Acquiom Clearinghouse LLC, a Delaware limited liability company.

“Permitted Liens” means (i) liens securing obligations under capital leases, (ii) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar matters affecting title to the property, which do not adversely affect the use or value of the property, (iii) any exceptions or other matters expressly disclosed in policies of title insurance with respect to the property, (iv) Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable, (v) statutory liens in favor of suppliers of goods for which payment is not yet due or delinquent, (vi) mechanics’, materialmen’s, workmen’s, repairmen’s, landlord’s, warehousemen’s, carrier’s and other similar liens arising or incurred in the ordinary course of business which are not yet due and payable, (vii) liens in respect of pledges or deposits under workers’ compensation Laws or similar legislation, unemployment insurance or other types of social security, (viii) municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity, (ix) in the case of Leased Real Property, any liens to which the underlying fee or any other interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground leases and renewals, extensions, amendments or substitutions thereof, (x) licenses of Proprietary Rights in the ordinary course of business and (xi) those liens set forth on the Permitted Liens Schedule attached hereto as Annex C.

“Per Share Merger Consideration” means (i) the Merger Consideration divided by (ii) the sum of (x) the aggregate number of Shares, plus (y) the aggregate number of Shares that comprise the vested portion of all Options, in each case, outstanding as of immediately prior to the Effective Time.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means any information processed, collected or otherwise used by the Company or any Company Subsidiary (or any third-party on behalf of the Company or any Company Subsidiary) that identifies a specific natural person, including, without limitation: (a) a natural person’s first and last name, in combination with a (i) social security number or tax identification number, or (ii) credit card number, bank account information and other financial account information, or financial customer or account numbers, account access codes and passwords; and (b) Protected Health Information as defined under HIPAA and any information pertaining to an individual that is regulated or protected by one or more Laws.

“Proprietary Rights” means all of the following, in any jurisdiction throughout the world: (i) patents, patent disclosures and inventions and any reissue, continuation, continuation-in-part, divisional, extension or reexamination thereof; (ii) Trademarks; (iii) works of authorship, copyrights and copyrightable works, including Software; (iv) registrations, applications for registration, and renewals of any of the foregoing; (v) trade secrets recognized under applicable law as “trade secrets,” including those trade secrets in Software; and all other intellectual property and proprietary rights in any form.

“Release” means any spilling, leaking, pumping, pouring, discharging, emitting, emptying, escaping, leaching, injecting, dumping or disposing into the indoor or outdoor environment.

“Required Information” means (a) (i) audited consolidated balance sheets, consolidated statements of operations, consolidated statements of comprehensive income and consolidated statements of cash flows of the Company and its subsidiaries for the fiscal year ended December 31, 2014, (ii) unaudited consolidated balance sheets of the Company and its subsidiaries for the fiscal quarters ended March 31, 2015 and June 30, 2015 and the related unaudited consolidated statements of operations for each such fiscal quarter, and (iii) any customary information regarding the Company and the Company Subsidiaries reasonably required and requested by, the Parent to prepare the pro forma financial statements necessary to satisfy the condition set forth in paragraph 5 of Exhibit D to the Debt Financing Commitment Letters, (b) all other non-financial information and financial data customarily included in the “management’s discussion and analysis” portion of Offering Documents in a “144A-for-life” offering under Rule 144A of high yield debt securities regarding the Company and the Company Subsidiaries (including with respect to any acquired entities) and their businesses reasonably required and requested by the Parent or Merger Sub to satisfy the conditions set forth in paragraph 8 of Exhibit D to the Debt Financing Commitment Letters, in the form necessary to be included and deliver the Offering Documents contemplated by and required to satisfy the condition set forth in paragraph 8 of Exhibit D to the Debt Financing Commitment Letters, and (c) drafts of customary comfort letters (including as to customary “negative assurance” comfort and change period) from the Company’s independent accountants with respect to any of the foregoing information, subject to the completion by such accountants of customary procedures relating thereto.

“Representatives” of any Person means such Person’s directors, managers, officers, employees, agents, attorneys, consultants, professional advisors or other representatives.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Senior Management Employee” means any employee of the Company or any Company Subsidiary with the title of senior vice president or above.

“Software” means, collectively, software, computer programs, operating systems, applications, firmware, tools, data files, databases, graphics, algorithms, schematics, interfaces,

architecture, file formats, routines, analytics, routing engines, and all object code and source code therein, whether in machine-readable form, programming language or any other language or symbols, and all enhancements, derivative works and improvements to any of the foregoing and all documentation and technical specifications for any of the foregoing.

“Solvent” means, with respect to any Person, that (i) the property and assets of such Person, at a present fair saleable valuation, exceeds the sum of its debts (including contingent and unliquidated debts); (ii) the present fair saleable value of the property and of such Person exceeds the amount that will be required to pay such Person’s probable liabilities on its existing debts as they become absolute and matured; (iii) such Person shall not have an unreasonably small amount of capital to carry on its business; and (iv) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Stockholders” means, collectively, the holders of the Shares, as set forth on Annex B.

“Stockholders Agreement” means that certain Stockholders Agreement, dated January 3, 2011, by and among the Stockholders.

“Stock Option Agreement” means, in respect of each Option, the agreement pursuant to which such Option was granted under the Option Plan.

“Subsidiary”, with respect to any Person, means (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (ii) any limited liability company, partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Tax” or “Taxes” means all taxes, including, without limitation, all United States federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, sales, use, value added, property, excise, license, payroll, withholding, employment, capital stock, unemployment, disability, unclaimed property or escheatment (whether or not considered a tax under applicable law), alternative or add-on minimum, and estimated taxes, including penalties and interest due and owing to any Governmental Entity in respect of the foregoing.

“Tax Return” means any written return, declaration, report, estimate, claim for refund, information return or statement, including any schedule or attachment thereto and including any amendment thereof, filed or required to be filed in respect of any Taxes.

“Trademarks” means, collectively, trademarks, service marks and trade dress, logos, slogans, Internet domain names and other indicia of origin.

“Transaction Documents” means the Parent Transaction Documents collectively with the Company Transaction Documents.

“Transaction Expenses” means (i) all fees and expenses (including fees and expenses of legal counsel (including Kirkland & Ellis LLP (“K&E”)), investment bankers (including TripleTree LLC and Goldman Sachs & Co.) and other third party advisors incurred or payable by the Company and the Company Subsidiaries at or prior to the Closing in connection with the negotiation of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby and (ii) all sale bonuses or similar compensatory payments triggered by the transactions contemplated hereby and payable by the Company or any Company Subsidiary, plus the employer’s share of payroll Taxes imposed on the Company or any Company Subsidiary with respect to any amounts described in (i) and (ii); provided that in no event shall Transaction Expenses include any fees, costs or expenses (A) initiated or otherwise incurred at the request of Parent or any of its Affiliates or Representatives or (B) related to any financing activities in connection with the transactions contemplated hereby.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Upper Target Working Capital” means $43,000,000.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar or related Law.

“Working Capital” means (i) the consolidated current assets (excluding Cash, deferred income tax assets and income Tax receivables) of the Company and the Company Subsidiaries set forth on the Working Capital Schedule attached hereto as Annex D, minus (ii) the consolidated current liabilities (excluding Indebtedness, Transaction Expenses, deferred income Tax liabilities and income Tax payables and including the Customer Sales Credit on Annex F) of the Company and the Company Subsidiaries set forth on the Working Capital Schedule attached hereto as Annex D, in each case, determined as of the Adjustment Time and in a manner consistent with the Working Capital Schedule and in accordance with GAAP (except as otherwise expressly provided for in the Working Capital Schedule), and, to the extent consistent with GAAP, the Company’s accounting policies, practices, estimation methodologies, procedures and classifications. The Working Capital Schedule attached hereto as Annex D sets forth (A) the balance sheet accounts in respect of current assets and current liabilities that shall be the exclusive accounts used for purposes of determining Estimated Working Capital and Final Working Capital and (B) an illustrative calculation of Working Capital as of December 31, 2014 using such balance sheet accounts.

Section 1.2 Additional Defined Terms. Each term below has the meaning ascribed to such term in the Article or Section set forth opposite such term:

Defined Term	Section
2015 CapEx Forecast	§5.1(g)
401(k) Plan	§5.2
Aggregate Closing Payment	§2.3(b)(iv)(6)
Agreement	Preamble
Applicable Financing	§5.14
BA Agreements	§3.23(a)
Balance Sheet Date	§3.5(a)
CapEx Shortfall Amount	§5.1(g)
CapEx Shortfall Notice	§5.1(g)
Certificate of Merger	§2.1(a)
Closing Date	§2.3(a)
Closing Item	§2.6(a)

Defined Term	Section
Closing Statement	§2.6(a)
Closing	§2.3(a)
Company	Preamble
Company Closing Certificate	§2.3(b)(ii)
Company Employees	§5.5
Company Proprietary Rights	§3.14(a)
Company Software	§3.14(b)
Confidentiality Agreement	§5.3
D&O Provisions	§5.6(a)
Debt Financing Commitment Letters	§4.6(a)
Debt Financing	§4.6(a)
Definitive Financing Agreements	§5.15
DGCL	Recitals
Dispute Notice	§2.6(c)
Effective Time	§2.1(a)
Employee Benefit Plan	§3.11(a)
End Date	§7.1(b)(ii)
Enforceability Exceptions	§3.2(a)
Equity Financing Commitment Letter	§4.6(a)
Equity Financing	§4.6(a)
Equityholder Payment Schedule	§2.2
Escrow Agreement	§2.4
Escrow Amount	§2.4
Estimated Cash	§2.2
Estimated Closing Statement	§2.2
Estimated Indebtedness	§2.2
Estimated Transaction Expenses	§2.2
Estimated Working Capital	§2.2
Excess Amount	§2.6(d)
Express Representations	§5.11
Fee Letter	§4.6(a)
Final Cash	§2.6(a)
Final Indebtedness	§2.6(a)
Final Transaction Expenses	§2.6(a)
Final Working Capital	§2.6(a)
Financial Statements	§3.5(a)
Financing	§4.6(a)
Financing Commitments	§4.6(a)
Financing Source Designated Sections	§8.6
Flat Reps	§2.10(b)(ii)(1)
Funds Flow	§2.3
Government Programs	§3.8(b)
Indemnified Persons	§5.6(a)
Interim Period	§5.1(g)
IRS	§3.11(a)
K&E	§1.1
Leases	§3.18(a)
Letter of Transmittal	§2.1(b)(v)
Material Contract	§3.16(d)
Merger Sub	Preamble

Defined Term	Section
Merger	Recitals
New Plans	§5.5
Non U.S. Employee Benefit Plan	§3.11(b)
Nonparty Affiliates	§8.4(a)
Offering Documents	§5.14
OIG	§3.8(b)
Option Cancelation Acknowledgement Agreement	§2.1(b)(vi)
Parent Closing Certificate	§2.3(b)(iii)(1)
Parent Related Parties	§7.2(b)
Parent	Preamble
Parent 401(k) Plan	§5.2
Party	Preamble
Pay-Off Letters	§2.3(b)(v)(3)
Permits	§3.9
Post-Closing Representation	§8.15
Privacy Agreements	§3.23(a)
Resolution Period	§2.6(c)
Restrictive Covenant Agreements	§2.3(b)(v)(8)
Review Period	§2.6(c)
Shares	Recitals
Shortfall Amount	§2.6(e)
Significant Customers	§3.21
Significant Suppliers	§3.21
Stockholder Approval	Recitals
Stockholders’ Representative	Preamble
Surviving Corporation	§2.1(a)
Tail Policy	§5.6(b)
Termination Fee	§7.2(b)
Transfer Taxes	§5.8(b)
Valuation Firm	§2.6(c)
Vendor BA Agreements	§3.23(a)
Waiving Parties	§8.15

Article II

MERGER

Section 2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a) The Merger will be consummated by the filing of a certificate of merger in substantially the form attached hereto as Exhibit 1 with the Secretary of State of the State of Delaware (the “Certificate of Merger”) in accordance with DGCL. Upon such filing, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation under the Laws of the State of Delaware (the “Surviving Corporation”). The date and time when the Merger becomes effective pursuant to the filing of the Certificate of Merger is hereinafter referred to as the “Effective Time”.

(b) At the Effective Time, by virtue of the Merger and without any further action by any other Person:

(i) all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become debts, liabilities, obligations and duties of the Surviving Corporation;

(ii) (A) the certificate of incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation as of the Effective Time; and (B) the bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation as of the Effective Time;

(iii) (A) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (B) the officers of the Company at the Effective Time will be the officers of the Surviving Corporation, in each case until successors are duly elected or appointed in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL;

(iv) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation;

(v) each Share issued and outstanding immediately prior to the Effective Time and all rights in respect thereof shall forthwith cease to exist and be converted into and represent the right to receive, upon delivery of a duly-executed and completed letter of transmittal in the form attached hereto as Exhibit 2 (“Letter of Transmittal”), the Per Share Merger Consideration; and

(vi) each Option issued and outstanding immediately prior to the Effective Time shall be terminated and cease to exist and each Option Holder shall, upon delivery of a duly-executed option cancelation acknowledgement agreement in the form attached hereto as Exhibit 3 (“Option Cancelation Acknowledgement Agreement”), be entitled to receive in respect of the vested portion of the Option held by such Option Holder, an aggregate amount in cash equal to (A)(x) the Per Share Merger Consideration multiplied by (y) the aggregate number of Shares comprising the vested portion of such Option minus (B) the aggregate Exercise Price of the aggregate number of Shares comprising the vested portion of such Option.

Section 2.2 Delivery of Closing Statement. At least three Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of: (a) Cash as of the Adjustment Time (the “Estimated Cash”), (b) Working Capital as of the Adjustment Time (the “Estimated Working Capital”), (c) the aggregate amount of Indebtedness of the Company and the Company Subsidiaries as of Closing (the “Estimated Indebtedness”), (d) the aggregate amount of Transaction Expenses (the “Estimated Transaction Expenses”), (e) the resulting calculation of Closing Per Share Merger Consideration and (f) based thereon the aggregate amounts payable to the Equityholders, including amounts to be withheld pursuant to Section 2.5 (the “Equityholder Payment Schedule”). Parent shall have no liability in respect of the calculations set forth on the Equityholder Payment Schedule. With respect to the items set forth on the Estimated Closing Statement, the exchange rate of any currency other than U.S. Dollars shall be determined based on the published Wall Street Journal rate on the date the Estimated Closing Statement is delivered by the Company to Parent. Upon delivery of the Estimated Closing Statement (and the calculations set forth therein), Parent shall notify the Company of any comments it has to the Estimated Closing Statement or the calculations set forth therein. If Parent has any such comments, the Company shall consider in good faith any such comments; provided that the failure of the Company to include any comments proposed by Parent, or the acceptance by Parent of the Estimated Closing Statement, shall not constitute an acknowledgement by Parent of the accuracy of the Estimated Closing Statement (or the calculations set forth therein) for purposes of Section 2.6.

Section 2.3 Closing; Closing Deliverables; Payment of Merger Consideration, Indebtedness for Borrowed Money and Transaction Expenses.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by conference call and by exchange of signature pages by email or fax at 9:00 a.m. Eastern Time (x) on August 21, 2015, subject to the satisfaction or waiver of the conditions set forth in Section 2.10 (other than those conditions which by their terms are required to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions), or such later date on which the conditions set forth in Section 2.10 (other than those conditions which by their terms are required to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived; provided, that notwithstanding the satisfaction or waiver of all of the conditions set forth in Section 2.10 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing), if the Marketing Period has not ended at such time, the Closing shall not be required to occur until the earlier of (a) a Business Day before or during the Marketing Period specified by Parent on no fewer than three (3) Business Days’ prior written notice to the Company and (b) the Business Day after the final day of the Marketing Period but subject, in the case of each of clauses (a) and (b), to the continued satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Section 2.10 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing) or (y) on such other date as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).

(b) At the Closing:

(i) The Company shall file the Certificate of Merger with the Secretary of State of the State of Delaware and request that the Secretary of State provide evidence of such filing within 30 minutes of such filing.

(ii) The Company shall deliver or cause to be delivered to Parent a certificate signed by an authorized officer of the Company dated as of the Closing Date, to the effect that the conditions set forth in Section 2.10(b)(i), Section 2.10(b)(ii) and Section 2.10(b)(iii) have been satisfied (the “Company Closing Certificate”).

(iii) Parent shall deliver to the Company a certificate signed by an authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in Section 2.10(c)(i) and Section 2.10(c)(ii) have been satisfied (the “Parent Closing Certificate”).

(iv) Parent shall pay to the Paying Agent the Aggregate Closing Payment, and instruct the Paying Agent to pay by wire transfer of immediately available funds:

(1) to the Company’s lenders set forth in the Estimated Closing Statement, the Indebtedness for Borrowed Money in the aggregate amount set forth on the payoff letters delivered by such lenders;

(2) to the payees set forth in the Estimated Closing Statement, the Transaction Expenses; provided that, in respect of any such payments that constitute compensatory payments to employees, such payments shall be net of the applicable withholding amounts pursuant to Section 2.5;

(3) to each Stockholder, the aggregate Closing Per Share Merger Consideration to which such Stockholder is entitled on account of such Stockholder’s Shares pursuant to Section 2.1(b)(v), upon delivery by such Stockholder of a duly-executed and completed Letter of Transmittal;

(4) to each Option Holder, an aggregate amount equal to (a)(x) the Closing Per Share Merger Consideration multiplied by (y) the aggregate number of Shares comprising the vested portion of each Option issued and outstanding immediately prior to the Effective Time minus (b) the aggregate Exercise Price of the aggregate number of Shares comprising the vested portion of each such Option, as directed in writing by the Stockholders’ Representative prior to the Closing, net of the applicable withholding amount pursuant to Section 2.5;

(5) to the Escrow Agent, the Escrow Amount in accordance with Section 2.4; and

(6) to the Stockholders’ Representative, an aggregate amount equal to the Expense Holdback Amount (the aggregate amounts payable pursuant to clauses (1) through (6), the “Aggregate Closing Payment”).

(v) The Company shall deliver to Parent the following:

(1) a copy of the certificate of incorporation (or similar organizational documents) of the Company and the Company Subsidiaries (certified by the Secretary of State of the applicable jurisdiction of incorporation or formation) and a certificate of good standing from the applicable jurisdiction of incorporation, each dated within ten (10) Business Days prior to the Closing Date;

(2) a certificate of the Secretary of the Company certifying, as complete and accurate as of the Closing, attached copies of the bylaws of the Company;

(3) customary payoff letters and lien release documentation from the holders of all Indebtedness for Borrowed Money (the “Pay-Off Letters”) evidencing the full satisfaction and repayment of all amounts owing in respect of such Indebtedness for Borrowed Money and the release and termination of all security interests securing any such Indebtedness for Borrowed Money;

(4) executed Letters of Transmittal and written consents, representing ninety percent (90%) of the Shares, shall have been delivered to the Paying Agent;

(5) certified copies of resolutions of the board of directors of the Company reflecting the termination of the 401(k) Plan in the form attached hereto as Exhibit 5, delivered in accordance with Section 5.2;

(6) a copy of the Escrow Agreement, duly executed by the Escrow Agent and the Stockholders’ Representative;

(7) resignations in the form attached hereto as Exhibit 6 effective as of the Closing of each of the members of the board of directors (or other governing body of such entity) of the Company and Company Subsidiaries, executed by such individuals;

(8) termination agreements in respect of the agreements marked with an asterisk on Schedule 3.20 providing for a full release of all obligations thereunder; and

(9) a certificate duly completed pursuant to Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulations, certifying that the Shares are not “United States real property interests” and a notice, to the IRS prepared in accordance with the requirements under Section 1.897-2(h)(2) of the Treasury Regulations, in each case in the form attached hereto as Exhibit 7.

(vi) Parent shall deliver, or cause to be delivered, to the Company the following:

(1) a certificate of the Secretary of each of Parent and Merger Sub certifying and attaching resolutions or written consent duly adopted by their respective board of directors (or its equivalent governing body) and the stockholder of Merger Sub authorizing the execution, delivery and performance of this Agreement and the other agreement contemplated hereby, and the consummation of all transactions contemplated hereby; and

(2) the Escrow Agreement, duly executed by Parent.

The payments to be made by the Paying Agent pursuant to this Section 2.3 shall be made to the accounts designated in writing by the applicable payees, as memorialized in the funds flow memorandum mutually agreed to by the Parties (the “Funds Flow”).

Section 2.4 Escrow. At the Closing, Parent shall deliver to Paying Agent an amount equal to $4,000,000 to secure the obligations of the Stockholders under Section 2.6 (the “Escrow Amount”), and Parent shall instruct the Paying Agent to deposit, or shall cause to be deposited the Escrow Amount, with the Escrow Agent. The Escrow Amount will be held and disbursed by the Escrow Agent solely for the purposes and in accordance and at such times as set forth in this Agreement and the Escrow Agreement, in the form and substance substantially similar to Exhibit 4 attached hereto (the “Escrow Agreement”). The Escrow Amount will be held as a trust fund and will not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any Party. The Escrow Agreement will provide that the Escrow Amount shall be released to Parent or Paying Agent, as applicable, upon the final determination of the Final Purchase Price pursuant to Section 2.6.

Section 2.5 Withholding. Notwithstanding any provision hereof to the contrary, the Paying Agent, the Surviving Corporation or any of its Subsidiaries shall be entitled to deduct and withhold any Tax from any amounts payable under this Agreement that is treated as compensation for Tax purposes which it is required to deduct and withhold pursuant to any provision of Law. To the extent that amounts are so withheld by the Surviving Corporation or any of its Subsidiaries under any provision of this Agreement, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipients in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or by one or more of its Subsidiaries.

Section 2.6 Determination of Purchase Price Adjustment.

(a) Within 90 calendar days after the Closing Date, Parent shall deliver to the Stockholders’ Representative a statement (the “Closing Statement”) setting forth in reasonable detail Parent’s good faith calculation of the following items (each a “Closing Item”): (i) Cash as of the Adjustment Time (as finally determined pursuant to this Section 2.6, “Final Cash”); (ii) Working Capital as of the Adjustment Time (as finally determined pursuant to this Section 2.6, the “Final Working Capital”); (iii) the aggregate amount of Indebtedness of the Company and the Company Subsidiaries as of Closing (as finally determined pursuant to this Section 2.6, “Final Indebtedness”); (iv) the aggregate amount of Transaction Expenses (as finally determined pursuant to this Section 2.6, the “Final Transaction Expenses”); and (v) the resulting calculation of the Final Purchase Price. With respect to any Closing Item (and each line item thereof), the exchange rate of any currency other than U.S. Dollars shall be determined based on the published Wall Street Journal rate on the date the Estimated Closing Statement is delivered by the Company to Parent.

(b) From and after the Stockholders’ Representative’s receipt of the Closing Statement until the Closing Items are finally determined pursuant to this Section 2.6, the Stockholders’ Representative, its Affiliates and their auditors, accountants and other Representatives shall be permitted reasonable access to the Surviving Corporation, its Subsidiaries and their auditors, accountants, personnel, books and records and any other documents or information reasonably requested by the Stockholders’ Representative (including the information, data and work papers used by auditors or accountants that assisted in the preparation of the Closing Items).

(c) The Stockholders’ Representative shall have 30 calendar days after its receipt of the Closing Statement (the “Review Period”) within which to review Parent’s calculation of the Closing Items. If the Stockholders’ Representative disputes any of the Closing Items, the Stockholders’ Representative shall notify Parent in writing of its objection to such Closing Item(s) within the Review Period, together with a description of the basis for and dollar amount of such disputed items (to the extent reasonably possible) (a “Dispute Notice”). The Closing Items, as set forth in the Closing Statement, shall become final, conclusive and binding on the Parties unless the Stockholders’ Representative delivers to Parent a Dispute Notice within the Review Period. If the Stockholders’ Representative timely delivers a Dispute Notice, any amounts on the Closing Statement not objected to by the Stockholders’ Representative in the Dispute Notice (or by Parent as a result of the items disputed by the Stockholders’ Representative in any such Dispute Notice) shall be final, conclusive and binding on the Parties, and Parent and the Stockholders’ Representative shall, within 30 calendar days following Parent’s receipt of such Dispute Notice (the “Resolution Period”), use commercially reasonable efforts to attempt to resolve in writing their differences with respect to the matters set forth in the Dispute Notice (and any matters with respect to the Closing Items which Parent is disputing as a result of the matters set forth in the Dispute Notice, or any disputed matters arising out of the foregoing) and any such resolution shall be final, conclusive and binding on the Parties. If, at the conclusion of the Resolution Period, any amounts remain in dispute, then each of Parent and the Stockholders’ Representative shall submit all items remaining in dispute to a nationally or regionally recognized accounting firm mutually acceptable to Parent and the Stockholders’ Representative (the “Valuation Firm”) for resolution by delivering within 15 calendar days after the expiration of the Resolution Period to the Valuation Firm their written position with respect to such items remaining in dispute. The fees and expenses of the Valuation Firm pursuant to this Section 2.6 shall be divided equally between Parent and the Stockholders’ Representative (it being understood that the Stockholders’ Representative shall be entitled to pay all such fees out of the Expense Holdback Amount). The Valuation Firm shall determine, based solely on the submissions by the Stockholders’ Representative and Parent, and not by independent review, only those issues set forth in the

Dispute Notice that remain in dispute and shall determine a value for any such disputed item which is equal to or between the final values proposed by Parent and the Stockholders’ Representative in their respective submissions. The Parties shall request that the Valuation Firm make a decision with respect to all disputed items within 30 calendar days after the submissions of the Parties, and in any event as promptly as practicable. The final determination with respect to all dispute items shall be set forth in a written statement by the Valuation Firm delivered to Parent and the Stockholders’ Representative and shall be final, conclusive and binding on Parent, the Stockholders’ Representative and the Equityholders. Parent and the Stockholders’ Representative shall promptly execute any reasonable engagement letter requested by the Valuation Firm and shall each cooperate fully with the Valuation Firm, including by providing the information, data and work papers used by each Party to prepare and/or calculate the Closing Items, making its personnel and accountants available to explain any such information, data or work papers, so as to enable the Valuation Firm to make such determination as quickly and as accurately as practicable.

(d) If the Final Purchase Price is greater than the Initial Purchase Price (such excess amount, the “Excess Amount”), then, within three (3) Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.6, (i) Parent shall pay (without interest) to the Paying Agent an aggregate amount equal to the Excess Amount and instruct the Paying Agent to pay (without interest) to the Equityholders, by wire transfer of immediately available funds to the Equityholder’s account set forth in the Funds Flow, the aggregate portion of the Excess Amount that such Equityholder is entitled in accordance with Section 2.6(g) and (ii) the Stockholders’ Representative and Parent shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Escrow Amount.

(e) If the Final Purchase Price is less than the Initial Purchase Price (such shortfall amount, the “Shortfall Amount”), the Stockholders’ Representative and Parent shall, within three (3) Business Days following the determination of the Closing Items pursuant to this Section 2.6, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Parent from the Escrow Amount, the Shortfall Amount by wire transfer of immediately available funds to one or more accounts designated by Parent. If the Shortfall Amount is less than the Escrow Amount then the Stockholders’ Representative and Parent shall, within three (3) Business Days following the determination of the Closing Items pursuant to this Section 2.6, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to the Paying Agent (for further payment to the Equityholders pursuant to Section 2.6(g)) an aggregate amount equal to the Escrow Amount plus any interest accrued thereon minus the Shortfall Amount.

(f) Unless the Stockholders’ Representative determines otherwise, on the first anniversary of the Closing Date, the Stockholders’ Representative shall pay to the Paying Agent (for further payment to the Equityholders pursuant to Section 2.6(g)) an aggregate amount equal to the remaining Expense Holdback Amount.

(g) All amounts payable to the Equityholders pursuant to this Section 2.6 shall be paid as if such amounts had been included in the Closing Merger Consideration; provided that any amounts payable to the Option Holders shall be paid net of the applicable withholding amount pursuant to Section 2.5, in each case, as determined by the Stockholders’ Representative.

(h) Any payments made pursuant to this Section 2.6 shall be deemed an adjustment to the Final Purchase Price.

Section 2.7 No Further Rights of Transfers. At and after the Effective Time, (a) each Stockholder shall cease to have any rights as an equityholder of the Company, except as otherwise required by applicable Law and except for the right of each Stockholder to deliver a duly executed and completed Letter of Transmittal in exchange for payment of the portion of the Merger

Consideration such Stockholder is entitled to pursuant to this Agreement in the manner and at the times set forth herein and (b) no transfer of Shares shall be made on the transfer books of the Surviving Corporation. Immediately after the Effective Time, the stock ledger of the Company shall be closed.

Section 2.8 Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, any Shares that are outstanding immediately prior to the Effective Time and which are held by Stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have properly demanded and are entitled to appraisal for such Shares in accordance with the DGCL shall not be converted into or represent the right to receive the applicable portion of the Merger Consideration. Such Stockholders instead shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of the DGCL, solely to the extent such Stockholders have perfected and not withdrawn and are otherwise entitled to appraisal in accordance with the DGCL. If any such Stockholder is not entitled to appraisal of such Stockholder’s Shares in accordance with the DGCL or otherwise withdraws such Stockholder’s demand for appraisal, such Stockholder shall be entitled to receive, without any interest thereon, the applicable portion of the Merger Consideration in the manner provided in this Article II. Notwithstanding the foregoing, if any Stockholder shall fail to validly perfect or shall otherwise waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such Stockholder is not entitled to the relief provided by Section 262 of the DGCL, then the rights of such holder under Section 262 of the DGCL shall cease and such dissenting Shares shall be deemed to have been converted at the Effective Time into and represent the right to receive the Per Share Merger Consideration as provided herein upon delivery of a Letter of Transmittal, executed and delivered by such Stockholder, together with any certificates formerly representing the dissenting Shares held by such Stockholder (and, in the case of any lost or damaged certificates formerly representing the dissenting Shares held by such Stockholder, an affidavit of lost or damaged certificate in respect thereof). Prior to Closing, the Company shall give Parent (a) prompt written notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (b) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.

Section 2.9 Post-Closing Payments. The Paying Agent Agreement shall provide that all Equityholders that have delivered a duly-executed Letter of Transmittal or Option Cancelation Acknowledgement Agreement, as applicable, prior to the Closing Date shall be paid at the Closing and any Equityholder that delivers a duly-executed Letter of Transmittal or Option Cancelation Acknowledgement Agreement, as applicable, on or after the Closing Date shall be paid (without interest) as promptly as practicable upon delivery of such duly-executed Letter of Transmittal or Option Cancelation Acknowledgement Agreement, as applicable.

Section 2.10 Conditions to Closing.

(a) Conditions to the Obligations of Each Party. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction, at the Closing, of each of the following conditions:

(i) Injunctions; Illegality. There shall not be any applicable Law in effect that makes the consummation of the Merger illegal nor shall any Action before any Governmental Entity be pending wherein an unfavorable Order would (A) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, (B) declare unlawful the transactions contemplated by this Agreement or (C) cause such transactions to be rescinded;

(ii) Antitrust Laws; Similar Laws. Any waiting periods, filings or approvals under the Antitrust Laws or regulations required to consummate the Merger under applicable Law shall have expired, been terminated, been made or been obtained; and

(iii) Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent at the Closing of the following further conditions:

(i) Performance. The Company shall have complied in all material respects with the covenants set forth in this Agreement to be complied with by the Company on or prior to the Closing Date.

(ii) Representations and Warranties.

(1)	Each of the representations and warranties of the Company set forth in the first sentence of Section 3.1 (Due Organization, Good Standing and Corporate Power), Section 3.2 (Authorization; Noncontravention, but solely with respect to subsections (a), (b)(i) and (b)(iv) thereof) and Section 3.15 (Brokerage) shall be true and correct (without giving effect to any limitation or qualification on any representation or warranty indicated by the words “Material Adverse Effect” or “material” or similar formulations) (collectively, the “Flat Reps”) in all material respects (x) as of the date hereof and (y) as of the Closing as if made on the Closing (except those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date).

(2)	The representations and warranties of the Company contained in Article III (other than the Flat Reps) shall be true and correct (without giving effect to any limitation or qualification on any representation or warranty indicated by the words “Material Adverse Effect” or “material” or similar formulations; provided that such materiality read-out shall not apply to the representations and warranties contained in Section 3.5(a) or the defined term “Material Contracts”) (x) as of the date hereof and (y) as of the Closing as if made at and as of such time (other than those representations that by their express terms are made as of a specified date, which shall be true and correct as of such specified date), except to the extent such failure of the representations and warranties to be so true and correct has not resulted in, and would not reasonably be expected to result in, a Material Adverse Effect.

(iii) No Material Adverse Effect. Since December 31, 2014, no Material Adverse Effect shall have occurred.

(iv) Closing Deliveries. The Company shall have delivered the items required to be delivered by the Company pursuant to and in accordance with Section 2.3.

(c) Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company at the Closing of the following further conditions:

(i) Performance. Parent and Merger Sub shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by Parent or Merger Sub, as the case may be, on or prior to the Closing Date.

(ii) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Article IV shall be true and correct in all material respects as of the date hereof and as of the Closing as if made at and as of such time (other than those made at and as of a specified date, which shall be true and correct in all material respects at and as of such specified date).

(iii) Closing Deliveries. Parent and Merger Sub shall each have delivered the items required to be delivered by it pursuant to and in accordance with Section 2.3.

(d) Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Section 2.10 to be satisfied if such failure was caused by such Party’s breach of this Agreement, including as a result of the failure to use its reasonable best efforts to cause the Closing to occur as required by Section 5.1(b) and Section 5.4.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Schedules delivered in connection with this Agreement, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Due Organization, Good Standing and Corporate Power. The Company and each Company Subsidiary is duly organized, validly existing and in good standing (or equivalent), under the Laws of its jurisdiction of organization and each has all requisite power (corporate or otherwise) and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing (or equivalent) in each jurisdiction where the conduct of the business of the Company or such Company Subsidiary, as the case may be, requires such license or qualification, except in such jurisdictions where the failure to be so qualified or licensed and in good standing (or equivalent) would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.2 Authorization; Noncontravention.

(a) The Company has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company have been duly authorized and approved in accordance with the certificate of incorporation and bylaws of the Company. No other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company (other than the Stockholder Approval and the filing of the Certificate of Merger as required by the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (the “Enforceability Exceptions”).

(b) The execution and delivery of this Agreement do not, and the consummation by the Company on the Closing Date of the transactions contemplated by this Agreement will not, (i) conflict with any provisions of the Company’s certificate of incorporation or bylaws, (ii) subject to the filings required under the Antitrust Laws and the consents, approvals, authorizations, declarations, filings and notices referred to in Section 3.4, materially conflict with or result in a material breach of, or material default under (including a material breach due to the failure to notify or obtain the prior consent or waiver of any Person), or give rise to a right to modify or terminate, or accelerate any obligation or the loss of any material benefit under any provision of any Material Contract, (iii) result in the creation or imposition of any material Lien upon any of the material property or material assets of either the Company or the Company Subsidiaries or (iv) subject to the filings required under the Antitrust Laws and the consents, approvals, authorizations, declarations, filings and notices referred to in Section 3.4, contravene any Law or any Order currently in effect and applicable to the Company or any Company Subsidiary.

Section 3.3 Capitalization; Subsidiaries.

(a) As of the date hereof, there are outstanding (a) 1,487,088 Shares and (b) Options to purchase 238,607 Shares and the Company and each Company Subsidiary has the capitalization and record holders set forth on Schedule 3.3(a). All issued and outstanding shares of capital stock, membership interests or other equity interests of the Company and each Company Subsidiary, as applicable, have been duly authorized and validly issued and are fully paid and non-assessable, and were not issued in violation of any preemptive rights or subscription rights or rights of first refusal.

(b) Except as set forth on Schedule 3.3(b) and in respect of the Options, neither the Company nor any Company Subsidiary is a party to any outstanding option, warrant, call, put or subscription agreement or contractual rights that provide for the issuance, sale, voting, redemption, purchase or transfer of any shares of capital stock or other equity securities, of the Company or any Company Subsidiary, or of any securities convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock or other equity securities of the Company or any Company Subsidiary or stock appreciation or similar rights. Schedule 3.3(b) sets forth, with respect to each outstanding Option as of the date hereof, the total number and class of shares subject to such Option, the exercise price of such Option, the record holder of such Option and whether such Option is a non-qualified option or incentive option. Except as provided in this Agreement, the Stockholders Agreement and as set forth on Schedule 3.3(b), there are no agreements or other obligations of any kind of or granted by the Company or any Company Subsidiary of which the Company has Knowledge (contingent or otherwise), relating to any ownership interest of the Company or any Company Subsidiary, any securities convertible or exchangeable into capital stock or other equity security of the Company or any Company Subsidiary, or which require the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or any other equity security in, the Company or any Company Subsidiary or to repurchase or otherwise acquire any shares of the Company’s or any Company Subsidiary’s capital stock or other equity securities, including any voting trusts, stockholder agreements, registration rights agreements, proxies or agreements or understandings with respect to the voting or transfer of any of the shares of capital stock or other equity securities of the Company or any Company Subsidiary.

(c) Other than the direct or indirect ownership of each Company Subsidiary, neither the Company nor any Company Subsidiary owns or holds any stock, partnership or joint venture interests or other equity ownership interests in any other Person.

Section 3.4 Consents and Approvals. Assuming any filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired, no consent, approval, license, order or authorization of, or registration, declaration or filing with, notice to or waiver from any Governmental Entity, which has not been received or made, is required with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (a) the filing of the Certificate of Merger and filings that may be required under applicable securities laws, (b) the consents or filings set forth on Schedule 3.4 and (c) any other consents, approvals, licenses, order or authorizations of, or registrations or declarations or filings which, if not made or obtained, would not materially interfere with, or make illegal, the conduct of the business of the Company or any Company Subsidiary or otherwise prohibit the consummation of the transactions by the Company contemplated by this Agreement.

Section 3.5 Financial Statements; No Undisclosed Liabilities; Indebtedness.

(a) Attached to Schedule 3.5(a) are the following financial statements (collectively, the “Financial Statements”): (i) the audited consolidated balance sheets, consolidated statements of operations, consolidated statements of comprehensive income and consolidated statements of cash flows of the Company and the Company Subsidiaries for the fiscal years ended December 31, 2014, 2013 and 2012, and (ii) the unaudited consolidated balance sheets of the Company and the Company Subsidiaries as of May 31, 2015 (the “Balance Sheet Date”) and the related unaudited consolidated statements of operations for the five months ended on such Balance Sheet Date. The Financial Statements presented fairly in all material respects the financial condition and operating results of the Company and the Company Subsidiaries as of the respective dates thereof, and for the periods indicated therein, in conformity with GAAP (except, in the case of unaudited Financial Statements, for the absence of footnotes and year-end adjustments). Except as set forth on Schedule 3.5(a) or as otherwise noted therein, the Financial Statements were prepared in accordance with GAAP in all material respects on a consistent basis throughout the periods indicated (except, in the case of any unaudited Financial Statements, for the absence of footnotes and year-end adjustments) and are based on the financial books and records of the Company and the Company Subsidiaries that are complete and accurate in all material respects.

(b) Except as set forth Schedule 3.5(b), the Company and the Company Subsidiaries do not have any liabilities or obligations, whether accrued or fixed, absolute or contingent or matured or unmatured, determined or undeterminable of a nature required by GAAP to be reflected on a consolidated balance sheet of the Company except for (i) liabilities disclosed in, reflected on or reserved against in the Financial Statements or the notes thereto, (ii) liabilities incurred in the ordinary course of business since the Balance Sheet Date or which are accounted for as current liabilities in Working Capital, and (iii) future performance obligations under executory contracts to which the Company or applicable Company Subsidiary is a party.

(c) Schedule 3.5(c) sets forth all outstanding Indebtedness of the Company as of the date hereof.

Section 3.6 Title to Properties. Except as set forth on Schedule 3.6, each of the Company and the Company Subsidiaries has good, valid and marketable title to, or a valid and enforceable leasehold interest in (or other valid and enforceable right to use), all of the material tangible personal property used or held for use by the Company or applicable Company Subsidiary in connection with its business, free and clear of all Liens, except for Permitted Liens.

Section 3.7 Absence of Certain Changes. Since December 31, 2014 to the date hereof, there has not occurred a Material Adverse Effect. Except as set forth on Schedule 3.7, or in connection with the transactions contemplated hereby, from the Balance Sheet Date to the date hereof, (a) the business of the Company and the Company Subsidiaries has been conducted in the ordinary course of business consistent with past practice, and (b) neither the Company nor any Company Subsidiary has:

(i) sold or otherwise disposed of any tangible material assets or properties (other than the sale of inventory in the ordinary course of business and the sale or disposal of obsolete equipment) or made any transfers of material assets to any Stockholder or their respective Affiliates;

(ii) mortgaged, pledged or otherwise knowingly taken any action that caused or permitted any of its material assets or material property to become subject to any Lien (other than any Permitted Lien) that will not be released at or prior to the Closing;

(iii) issued, sold, delivered, awarded or granted any equity securities, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any equity securities, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any equity securities or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any equity securities;

(iv) (A) combined, caused a split, subdivided or reclassified any shares of its capital stock or other equity securities, (B) other than pursuant to the terms of a Stock Option Agreement, redeemed or repurchased any capital stock or other equity securities or any outstanding options, warrants or rights of any kind to acquire any equity securities, or any outstanding securities that are convertible into or exchangeable for any of its capital stock or other equity securities, or (C) declared, set aside or paid any dividends or distributions (whether in cash, securities or property or other combination thereof);

(v) adopted any amendments to its certificate of incorporation or other governing documents;

(vi) other than any borrowings by the Company or the Company Subsidiaries under their credit facilities in accordance with the terms thereof, (A) incurred or guaranteed any additional Indebtedness for Borrowed Money or (B) made any loans or advances to any other Person;

(vii) other than inventory, property, plant and equipment spending, and other assets acquired in the ordinary course of business, acquired properties or assets, including stock or other equity interests of another Person, with a value in excess of $500,000, whether through merger, consolidation, share exchange, business combination or otherwise;

(viii) made or changed any material election relating to Taxes or settled or compromised any material Tax liability (other than the payment of Taxes or collection of refunds in the ordinary course of business);

(ix) adopted a plan of complete or partial liquidation or dissolution;

(x) made any change in any method of accounting or accounting policies;

(xi) cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $250,000 or outside the ordinary course of business;

(xii) suffered any loss, whether or not covered by insurance, with respect to the property and assets of the Company and the Company Subsidiaries having a replacement cost of more than $250,000 for any single loss or $500,000 for all such Losses;

(xiii) (A) increased the salary or changed the compensation or benefits of any Senior Management Employee or, outside of the ordinary course of business, any employee, director, independent contractor, or consultant of the Company or any Company Subsidiary; (B) granted any bonus, benefit, severance or termination pay to any Senior Management Employee or, outside of the ordinary course of business, any employee, director, independent contractor, or consultant of the Company or any Company Subsidiary; or (C) loaned or advanced any money or other property in excess of $5,000 to any such individual except with respect to reimbursements for expenses in the ordinary course of business;

(xiv) materially increased or accelerated the coverage or benefits under, established, adopted, entered into, amended or terminated any Employee Benefit Plan or Non U.S. Employee Benefit Plan;

(xv) made any material change in connection with the accounts payable or accounts receivable terms, systems, policies or procedures of the Company or any Company Subsidiary;

(xvi) amended any Material Contract (other than extension or renewal of any Lease or in the ordinary course of business) or entered into any Material Contract outside of the ordinary course of business;

(xvii) terminated (prior to its expiration) any contract that would have been a Material Contract if in effect as of the date hereof;

(xviii) instituted or settled any material Action involving a payment in excess of $250,000 or pursuant to which the Company agreed to restrict the ability of the Company to conduct its business in the future; or

(xix) agreed or otherwise committed to do any of the foregoing.

Section 3.8 Compliance with Laws.

(a) Except as set forth on Schedule 3.8, the Company and the Company Subsidiaries are, and since January 1, 2012, have been (i) in compliance in all material respects with all applicable Laws; and (ii) to the Knowledge of the Company in compliance in all material respects with applicable third party payer rules, policies and agreements and to the Knowledge of the Company, have not, for themselves or for any customer or otherwise, submitted or caused to be submitted a false record or statement to a false or fraudulent claim for payment. Except as set forth on Schedule 3.8, the Company and the Company Subsidiaries, since January 1, 2012, (A) have not been requested to enter into or consent to the issuance of a cease and desist order, formal agreement, directive or memorandum of understanding with any Governmental Entity relating to, or as would reasonably be expected to materially affect the performance of the duties of the Company or the Company Subsidiaries, with respect to, any of the businesses conducted by the Company or the Company Subsidiaries; (B) have not been cited or fined by a Governmental Entity for failure to comply with any applicable Laws; and (C) have not received any written notices (or, to the Knowledge of the Company, oral communications) from any Governmental Entity alleging a violation of any applicable Laws.

(b) None of the Company, any Company Subsidiary or any of their respective officers, directors and employees, and, to the Knowledge of the Company, independent contractors or agents (i) is as of May 31, 2015, or to the Company’s Knowledge currently, or has been since January 1, 2012, excluded, debarred, suspended from or otherwise ineligible to participate in the Government Programs; or (ii) has been subject to sanctions pursuant to 42 U.S.C. §1320a-7a or §1320a-8 or convicted of a criminal offense related to the provision of healthcare items or services, including but not limited to a crime described at 42 U.S.C. §1320a-7b. The Company has verified, upon initial engagement and on a recurring basis thereafter, that none of the Company, any Company Subsidiary or any of their respective owners, officers, directors, employees, independent contractors or agents has been or is currently excluded or suspended from participation in any Government Program, listed in the United States Department of Health and Human Services Office of the Inspector General (“OIG”) List of Excluded Individuals/Entities, listed in the General Services Administration Excluded Parties List System, or listed in the System for Award Management excluded list. As used in this Agreement, “Government Programs” means the federal Medicare (including Medicare Part D and Medicare Advantage), Medicaid, Medicaid-waiver and CHAMPUS/TRICARE programs, any other federal health care program (as defined in 42 U.S.C. §1320a-7b(f) and any similar state health care programs.

(c) None of the Company, any Company Subsidiary or, to the Knowledge of the Company, any of their respective Affiliates, owners, officers, directors or employees, (i) is a party to a Corporate Integrity Agreement or Certification of Corporate Compliance or similar agreement with the OIG, (ii) is a party to a Deferred Prosecution Agreement with the United States Department of Justice, (iii) is a party to or has reporting obligations pursuant to any settlement agreement entered into with any Governmental Entity, (iv) to the Knowledge of Company, has been the subject of any Government Program investigation or audit conducted by any Governmental Entity or government agent or contractor, or (e) has been a defendant in any qui tam/False Claims Act (31 USC §3729 et. seq) litigation, except for complaints filed under seal of which the Company has no knowledge.

Section 3.9 Permits. Set forth on Schedule 3.9 is a list of all material licenses, approvals, permits or authorizations issued by any Governmental Entity and used in the business of, or held by, the Company or a Company Subsidiary (collectively, the “Permits”). Such Permits constitute all of the Permits that are necessary or required for the ownership and use of the Company’s and each Company Subsidiary’s material assets and properties and the conduct of its business (including the occupation and use of the Leased Real Property) as currently conducted and is and has been during the past three (3) years in compliance with all material terms and conditions of such Permits. Except as set forth on Schedule 3.9, as of the date hereof (i) all Permits are valid and in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material default under, and to the Knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a material default under, any such Permit; (iii) no application or Action is pending for the renewal or modification of any Permit, and no application or Action is pending or, to the Knowledge of the Company, threatened by or before any Governmental Entity that may result in the revocation, modification, non-renewal or suspension of any Permit or the imposition of any administrative or judicial sanction with respect to the businesses conducted by the Company or any Company Subsidiary; and (iv) all material reports, statements and other documents relating to Permits required to be filed by the Company or any Company Subsidiary with any Governmental Entity in connection with, or as a result of, the operations of the businesses conducted by the Company or any Company Subsidiary have been filed and, to the Knowledge of the Company, were true, correct and complete in all material respects when filed; and (v) none of such Permits is materially impaired or, to the Knowledge of the Company, will be terminated or materially impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. To the Company’s Knowledge, each person employed or engaged by the Company or any Company Subsidiary to provide services on behalf of the Company or any Company Subsidiary has obtained and maintains all necessary licensure, registration or certification to provide such services in compliance with all applicable Laws and the applicable requirements of third party payors.

Section 3.10 Litigation.

(a) Except as set forth on Schedule 3.10, there are no Actions pending or, to the Knowledge of the Company, threatened, (i) by or against the Company or any Company Subsidiary or to which the business of, or any of the material assets owned or used by, the Company or any Company Subsidiary may be subject, or (ii) by or against the Company that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. Except as set forth on Schedule 3.10, since January 1, 2012, there have not been any material Actions by or against the Company or Orders rendered against (or currently outstanding), or any settlements effected by, the Company or any Company Subsidiary in connection with any Action brought by or against the Company or any Company Subsidiary.

Section 3.11 Employee Benefit Plans.

(a) Schedule 3.11(a) sets forth a list of each “employee benefit plan” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, material fringe benefit, vacation, paid time off, medical, dental, life or disability plan, program, policy or arrangement that is maintained, sponsored or contributed to (or required to be contributed to) by the Company or any Company Subsidiary (each, but not including any Non U.S. Employee Benefit Plan, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any plan or arrangement required to be maintained or contributed to by Law, an (“Employee Benefit Plan”)). With respect to each Employee Benefit Plan, the Company has made available to Parent copies of, as applicable, (i) the current plan document (including all amendments), (ii) the most recent summary plan description provided to employees (as well as all amendments and modifications thereto), (iii) the most recent determination or opinion letter received from the Internal Revenue Service (the “IRS”), (iv) the two most recently filed Form 5500 annual reports with accompanying schedules and attachments, (v) all material records, notices and filings concerning IRS or U.S. Department of Labor audits or investigations relating to any Employee Benefit Plan for the previous three plan years, and (vi) the most recently prepared actuarial reports and financial statements, if any, relating to the Employee Benefit Plan. Except as set forth on Schedule 3.11(a), (x) each Employee Benefit Plan has been administered, funded and operated in compliance in all material respects with applicable Law and in accordance in all material respects with its terms; and (y) no Action is pending or, to the Knowledge of the Company, threatened with respect to any Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied claims).

(b) Each compensation or benefit plan or arrangement that is maintained or contributed to by the Company or any Company Subsidiary for the benefit of employees or individual workers located primarily outside the U.S., other than plans or arrangements required to be maintained or contributed to by Law, is referred to herein as a “Non U.S. Employee Benefit Plan.” Except as set forth on Schedule 3.11(b): (i) each Non U.S. Employee Benefit Plan has been administered, funded and operated in compliance in all material respects with applicable Law and in accordance in all material respects with its terms; (ii) no Action is pending or, to the Knowledge of the Company, threatened with respect to any Non U.S. Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied claims); and (iii) the Company or the applicable Company Subsidiary has timely made all contributions required by Law to be made by such Person to the applicable benefit and compensation plans or arrangements for non-U.S. workers required to be maintained or contributed to by Laws applicable to such non-U.S. workers.

(c) No Employee Benefit Plan is, and neither the Company, any Company Subsidiary contributes to or has any liability or obligation, whether fixed or contingent (including, with respect to (i) and (ii), on account of being considered a single employer under Section 414 of the Code with any other Person), with respect to (i) a Multiemployer Plan, (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA) or (v) a voluntary employees’ beneficiary association under Section 501(a)(9) of the Code. Except as provided in any employment agreement or severance plan or agreement set forth in Schedule 3.11(a), neither the Company nor any Company Subsidiary has any obligation to provide (whether under an Employee Benefit Plan or otherwise) health, welfare or life insurance benefits to any current or former employees or directors of the Company or Company Subsidiary (or any spouse, beneficiary or dependent of the foregoing) beyond the termination of employment or other service of such employee or director, other than health continuation coverage pursuant to COBRA. Neither the Company nor any of the Company Subsidiaries has incurred any liability or obligation, with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is not sponsored by it by reason of being treated as a single employer under Section 414 of the Code with any trade, business or entity other than the Company or any Company Subsidiary, including without limitation, under Title IV of ERISA or COBRA.

(d) All material payments, benefits, contributions (including all employer contributions and employee salary reduction contributions) and premiums that are required to have been paid or made to each Employee Benefit Plan, have been timely paid or made in accordance with the requirements of all applicable Laws. With respect to each Employee Benefit Plan, no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan have occurred that could reasonably be expected to result in material liability to the Company or any Company Subsidiary. There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan that could reasonably be expected to result in material liability to the Company or any Company Subsidiary.

(e) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Employee Benefit Plan.

(f) Neither the Company nor any Company Subsidiary has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject the Company or any Company Subsidiary to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Laws (including, without limitation, any excise Tax under Chapter 43 of the Code). Except as set forth on Schedule 3.11(f), neither of the Company nor any Company Subsidiary has in the past three years made any filing in respect of any Employee Benefit Plan under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program.

(g) Except as set forth on Schedule 3.11(g), no Employee Benefit Plan, and neither the Company, any Company Subsidiary, nor to the Knowledge of the Company any Employee Benefit Plan fiduciary with respect to any Employee Benefit Plan, is the subject of an Action by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity with respect to any Employee Benefit Plan, nor is any such Action pending or, to the Knowledge of the Company, threatened.

(h) Except as set forth on Schedule 3.11(h), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (where such event alone would not have such effect) will (i) entitle any current or former employee, consultant or director of the

Company or a Company Subsidiary to any payment; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit to any such person.

(i) Except as set forth on Schedule 3.11(i), there is no contract, agreement, plan or arrangement to which the Company or any Company Subsidiary is a party which requires the Company or a Company Subsidiary to pay a Tax gross-up or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 4999 of the Code.

(j) The Company’s and Company Subsidiaries’ Employee Benefit Plans are maintained in documentary compliance in all material respects with the requirements of Section 409A of the Code and the regulations thereunder or an applicable exception thereto, and neither the Company nor any Company Subsidiary has reported any violations of Section 409A of the Code with respect to compensation paid to their employees, directors or consultants.

Section 3.12 Employees.

(a) Schedule 3.12(a) sets forth the following information (to the extent applicable) with respect to each employee of the Company and Company Subsidiaries as of the date hereof, including each employee on leave of absence, with an annual salary in excess of $150,000: name, job title, date of hire, employment status, current annual base salary or current wages, 2014 bonus and 2015 bonus target. Except as set forth in Schedule 3.12(a), neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement relating to employees thereof. There are no strikes, work stoppages, slowdowns or other material labor disputes pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary. To the Knowledge of the Company, there are no ongoing or threatened union organizing activities with respect to employees of the Company or any Company Subsidiary.

(b) Except as would not reasonably be expected to result in material liability for the Company or any Company Subsidiary, all individuals who are performing consulting services for and are directly engaged by the Company or any Company Subsidiary are correctly classified as either “independent contractors” or “employees” as the case may be. Furthermore, except as would not reasonably be expected to result in material liability for the Company or any Company Subsidiary, all individuals who are employed by the Company or any Company Subsidiary are correctly classified as either “exempt” or “non-exempt” under the Fair Labor Standards Act, as the case may be.

(c) The Company and each Company Subsidiary is, and since January 1, 2012, has been, in compliance in all material respects with all applicable Laws regarding employment and employment practices, terms and conditions of employment, wages and hours, classification of employees and independent contractors, anti-discrimination and occupational health and safety, including Laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, as amended, and the employment of non-residents under the Immigration Reform and Control Act of 1986, as amended. There is no material unfair labor practice claim or proceeding brought by or on behalf of any employee or former employee of the Company or any Company Subsidiary under the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Family Medical Leave Act or any other Law pending or, to the Knowledge of the Company, threatened, against the Company or any Company Subsidiary.

Section 3.13 Tax Matters. Except as set forth on Schedule 3.13:

(a) Tax Returns. Each of the Company and the Company Subsidiaries has filed or caused to be filed all income Tax Returns and other material Tax Returns that are required to be filed by, or with respect to, it (taking into account any applicable extension of time within which to file). All such Tax Returns were true, correct and complete in all material respects and were prepared in compliance with all applicable Laws.

(b) Payment of Taxes. All material Taxes of the Company and the Company Subsidiaries that are due and payable (whether or not shown on any Tax Return) have been paid.

(c) Other Tax Matters.

(i) Since December 31, 2011, neither the Company nor any Company Subsidiary has been the subject of an audit or other examination relating to the payment of Taxes by any Tax authorities. Neither the Company nor any of the Company Subsidiaries has received since December 31, 2011, any written notices from any taxing authority that such an audit or examination is contemplated or pending. Schedule 3.13(c)(i) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company or any of the Company Subsidiaries for taxable periods ended on or after December 31, 2011, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has made available to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of the Company Subsidiaries filed or received since December 31, 2011.

(ii) Neither the Company nor any Company Subsidiary (A) has entered into a written agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or any Company Subsidiary, in each case, that has not expired or (B) is presently contesting any Tax applicable to it or assessed against it before any Governmental Entity.

(iii) All material Taxes that each of the Company and the Company Subsidiaries is (or was) required by Law to withhold or collect in connection with amounts paid or owing to any third party have been duly withheld or collected and have been paid over to the proper authorities to the extent due and payable, in all material respects. All IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(iv) Since December 31, 2011, neither the Company nor any of the Company Subsidiaries has received a written claim from a Tax authority in a jurisdiction with respect to which it does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Permitted Liens and Taxes not yet due and payable) upon any of the assets of the Company or any of the Company Subsidiaries.

(v) Neither the Company nor any of the Company Subsidiaries has participated in any “reportable transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations. Neither the Company nor any of the Company Subsidiaries is a party to or bound by any allocation, sharing, indemnity, contractual or similar agreement, in each case, with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Entity), other than any commercial agreement entered into in the ordinary course of business the primary focus of which is not Taxes. Neither the Company nor any of the Company

Subsidiaries (A) is or has ever been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return or a member of an affiliated, consolidated, combined or unitary group with respect to any state, local or foreign Taxes (other than a group the common parent of which is the Company or any Company Subsidiary), or (B) has any liability for the Taxes of any Person other than the Company or any of the Company Subsidiaries under Section 1.1502-6 of the Treasury Regulations (or any corresponding or similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(vi) Neither the Parent nor any of its Subsidiaries (including after the Closing Date, the Company and the Company Subsidiaries) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of:

(1) any change in method of accounting by or with respect to the Company or any of the Company Subsidiaries for a taxable period ending on or prior to the Closing Date made prior to the Closing Date;

(2) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed by or on behalf of the Company or any of the Company Subsidiaries on or prior to the Closing Date;

(3) any installment sale or open transaction disposition made by or on behalf of the Company or any of the Company Subsidiaries on or prior to the Closing Date; or

(4) any prepaid amount received by or on behalf of the Company or any of the Company Subsidiaries on or prior to the Closing Date other than prepaid amounts received in the ordinary course of business.

(vii) Neither the Company nor any of the Company Subsidiaries has elected to defer cancellation of indebtedness income under Section 108(i) of the Code.

(viii) No written claim has been asserted by any Governmental Entity that the Company or any of the Company Subsidiaries is liable for any Taxes based on Section 482 of the Code (or any corresponding or similar provision of state, local or foreign Law).

(ix) Schedule 3.13(c)(ix) sets forth a description of all transactions with respect to which the Company or any of the Company Subsidiaries has received a ruling request from any Taxing authority and contains a copy of such ruling requests and the corresponding rulings.

(x) In the last three years, neither the Company nor any of the Company Subsidiaries has distributed stock of another Person, or has had its stock distributed to another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

Section 3.14 Proprietary Rights.

(a) The Company and the Company Subsidiaries exclusively own, or have a right to use pursuant to a valid and enforceable written license agreement, all of the material Proprietary Rights held for or used in the conduct of the business of the Company and the Company Subsidiaries as currently conducted (the “Company Proprietary Rights”), free and clear of all Liens (other than Permitted Liens).

(b) Schedule 3.14(b) sets forth a complete list of the following Proprietary Rights that are owned by the Company or any of the Company Subsidiaries: (i) issued patents and pending patent applications; (ii) registrations and applications for registration of any copyrights; (iii) registrations and applications for registration of any Trademarks or material unregistered Trademarks; (iv) Internet domain names; and (v) Software owned by the Company or any Company Subsidiary (“Company Software”). Except as set forth on Schedule 3.14(b), all Company Proprietary Rights owned by the Company or the Company Subsidiaries that have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world, have been duly maintained (including the payment of maintenance fees). All Company Proprietary Rights purported to be owned by the Company or the Company Subsidiaries (the “Company-Owned Proprietary Rights”) are subsisting, and, to the Knowledge of the Company, valid and enforceable.

(c) Except as set forth on Schedule 3.14(c), in the immediately prior four years: (i) no written claim contesting the validity, enforceability, registrability, patentability, use or ownership of any Company Proprietary Rights has been received by the Company or any Company Subsidiary and, to the Knowledge of the Company, none has been threatened; (ii) neither the Company nor any Company Subsidiary nor the Company Proprietary Rights has infringed or misappropriated any Proprietary Rights of any third party; and (iii) neither the Company nor any Company Subsidiary has in the immediately prior four years received any written notice of any infringement or misappropriation of any Proprietary Rights of any third party. To the Knowledge of the Company, no third party is infringing or misappropriating the Company Proprietary Rights.

(d) Except with respect to non-exclusive licenses for Company Software granted to customers in the ordinary course of business and rights granted pursuant to Material Contracts required to be disclosed pursuant to Schedule 3.16(a)(ix), neither Company nor any Company Subsidiary has granted to any Person or authorized any Person to retain any rights in any Company-Owned Proprietary Rights.

(e) Persons (including any current and former employees, contractors or consultants of the Company) who have participated in the creation, modification, improvement or development of any of the Company-Owned Proprietary Rights are either subject to the work for hire doctrine under U.S. Copyright law or have executed a valid and enforceable agreement providing for the assignment by such Person to the Company or applicable Company Subsidiary of all of such Person’s Proprietary Rights in any such Company-Owned Proprietary Rights, and such agreements have been made available to Parent.

(f) The Company Software is free from material defects that adversely affect the performance and functioning thereof. There are no material claims pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary alleging any defects in any Company Software or alleging any failure of any of the same to meet their specifications. No open source, public source or freeware software, code or other technology, or any modification or derivative thereof, was or is, used in, incorporated into, integrated or bundled with the Company Software in a manner that would require any Company Software to be: (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; or (iii) distributed without charge. None of the source code for any Company Software has been published, put in escrow or otherwise disclosed by Company or any Company Subsidiary to any Person (except with respect to any Person engaged by the

Company or any Company Subsidiary to participate in the creation, modification, improvement, or development of any Software and subject to valid non-disclosure obligations with respect to the use and disclosure of such source code), and no licenses or rights have been granted to any Person to distribute, or to otherwise use the source code for any of the same.

(g) All information technology equipment, Software and systems, used in and necessary to the conduct of the Company’s or any Company Subsidiary business (the “IT Assets”) (i) are sufficient to conduct the business of the Company and the Company Subsidiaries as currently conducted, and, within the last two years, there have been no material performance reductions, malfunctions or breakdowns or, to the Knowledge of the Company, logical or physical intrusions to any IT Assets or losses of data, (ii) to the Knowledge of the Company, do not contain any self-help code or unauthorized code, and (iii) operate and perform in all material respects in accordance with their documentation and functional specifications. The Company and the Company Subsidiaries have implemented commercially reasonable measures to protect the confidentiality and security of their IT Assets (and all information stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. To the Knowledge of the Company, there has not been any access, use, or modification by any unauthorized Person of any Software that is an IT Asset (including any data), or fraud committed by use or abuse of the IT Assets.

Section 3.15 Brokerage. Except as set forth on Schedule 3.15, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement for which Parent, the Company or any Company Subsidiary would be liable based on any arrangement or agreement entered into by the Company or a Company Subsidiary.

Section 3.16 Material Contracts.

(a) Except as set forth on Schedule 3.16(a), neither the Company nor any Company Subsidiary is a party to, or bound by, and none of their respective assets or properties is subject to, any:

(i) contract involving the sale of any assets of the Company or any Company Subsidiary outside of the ordinary course of business, or the acquisition of any business or assets of any Person by the Company or any Company Subsidiary outside of the ordinary course of business, in any business combination transaction (whether by merger, sale of stock, sale of assets or otherwise), in each case, under which obligations of any party thereto remain outstanding;

(ii) collective bargaining agreement or other contract with any labor union;

(iii) employment contract providing for (A) an annual salary in excess of $150,000 or (B) severance payments in excess of $150,000 in the aggregate;

(iv) (A) contract relating to Indebtedness for Borrowed Money, (B) any guarantee by the Company or any Company Subsidiary in favor of any Person guaranteeing such obligations of another Person, or (C) any letter of credit issued for the account of the Company or any Company Subsidiary;

(v) contract under which it is lessee of, or holds or operates, any personal property owned by any third party, for which the annual rental exceeds $250,000;

(vi) contract under which it is lessor of, or permits any third party to hold or operate any personal property, for which the annual rental exceeds $250,000;

(vii) contract with any Governmental Entity pursuant to which the Company received or is to receive payments in excess of $250,000;

(viii) contract for Leased Real Property;

(ix) license, royalty contract or other agreement with respect to any Proprietary Rights to which the Company or any Company Subsidiary receives rights from or grants rights to a third party with respect to any Company Proprietary Rights (other than contracts relating to unmodified, commercially available off-the-shelf software that are subject to annual payments or one time acquisition costs of less than $50,000 or non-exclusive outbound licenses to Software granted to customers in the ordinary course of business that involved payment less than $100,000 in 2014);

(x) joint venture, partnership or other similar agreement involving a co-investment with a third Person;

(xi) contract not involving Leased Real Property that grants or conveys rights of first refusal or contains “most favored nation” or similar pricing provisions;

(xii) contract that contains any covenant that by its express terms restricts the ability of the Company or any Company Subsidiary to engage in competition in any manner with any Person anywhere in the world;

(xiii) any contract with a Significant Customer or Significant Supplier;

(xiv) any contract (other than any customer or supplier contract) the performance of which involves annual payments of $2,000,000 by or to the Company or any Company Subsidiary and which cannot be cancelled by notice of 90 days or less; or

(xv) contract involving the settlement of any Action or threatened Action involving a payment in excess of $250,000 pursuant to which the Company agreed to restrict the ability of the Company to conduct its business in the future.

(b) Parent either has been supplied with, or has been given access to, (i) a true and correct copy of all written Material Contracts and (ii) a description of each Material Contract that is not in written form, together with all material amendments, waivers or other changes thereto.

(c) Neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any other party to any Material Contract, is or since January 1, 2015 has been, in breach or default under any Material Contract and to the Knowledge of the Company no event has occurred that, with or without notice or lapse of time, would constitute a breach or default under any Material Contract. Since January 1, 2015, neither the Company nor any Company Subsidiary has given to, or received from, any other party to any Material Contract, any written (or, to the Knowledge of the Company, oral) notice or communication regarding any actual or alleged breach of or default under any Material Contract by the Company or any Company Subsidiary or any other party to such Material Contract.

(d) Except as disclosed on Schedule 3.16(d), each contract listed on Schedule 3.16(a) (each, a “Material Contract”) is binding on the Company or the applicable Company Subsidiary, as the case may be, and, to the Knowledge of the Company, each other party thereto, except to the extent enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.17 Environmental Matters. Except as set forth on Schedule 3.17, (i) the Company and the Company Subsidiaries are and have been since January 1, 2012 in compliance in all material respects with all applicable Environmental Laws, (ii) the Company and the Company Subsidiaries have obtained and are and have been in compliance since January 1, 2012 in all material respects with all permits required by applicable Environmental Laws for the operation or occupation of their properties, assets and business as currently conducted, (iii) neither the Company nor the Company Subsidiaries has received since January 1, 2012 any written notice (or, to the Knowledge of the Company, oral communication) of any material violation of or material liability arising under applicable Environmental Laws, including any such notice relating to Hazardous Substances, the subject of which is unresolved, and (iv) there are no material Actions by any Governmental Entity pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries pursuant to applicable Environmental Laws.

Section 3.18 Real Property.

(a) Schedule 3.18(a) sets forth the address of each Leased Real Property and a complete list of all leases, subleases and/or licenses (whether written or oral), including all amendments, extensions, renewals, guarantees and other agreements with respect thereto, for such Leased Real Property (the “Leases”). Except as set forth on Schedule 3.18(a), with respect to each of the Leases: (i) the Company or Company Subsidiary party thereto, as the case may be, has not subleased, licensed or otherwise granted any right to use or occupy the Leased Real Property or any portion thereof and has not collaterally assigned or granted any other security interest in the Leased Real Property subject to a Lease; (ii) such Lease is binding, enforceable and in full force and effect, subject to proper authorization and execution of such Lease by the other party thereto and except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles; (iii) the Company’s or Company Subsidiary’s, as the case may be, possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed; and (iv) neither the Company or Company Subsidiary party thereto, nor, to the Knowledge of the Company, any other party to such Lease is in breach or default under such Lease in any material respect, and no event has occurred that with notice or lapse of time, or both, would constitute such a breach or default. The Company has delivered or made available to Parent and Merger Sub complete and accurate copies of each of the Leases, and none of the Leases have been modified, except as set forth on Schedule 3.18(a).

(b) To the Knowledge of the Company, there are no pending or threatened eminent domain, condemnation, zoning, or other Action affecting the Leased Real Property that would result in the taking of all or any part of the Leased Real Property or that would prevent or hinder in any material respect the continued use of the Leased Real Property as currently used in the conduct of the business of the Company. Neither the Company nor any Company Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(c) The Leased Real Property identified in Schedule 3.18(a) comprises all of the real property used or intended to be used in, or otherwise related to, the business of the Company and the Company Subsidiaries. Except for the Leased Real Property, neither the Company nor any Company Subsidiary currently owns or has ever owned any interest (fee, leasehold or otherwise) in any real property.

Section 3.19 Insurance. Schedule 3.19 lists all insurance policies under which any of the assets or properties of the Company or any Company Subsidiary are covered or otherwise relating to the business of the Company and the Company Subsidiaries, including policy numbers, names and addresses of insurers and type of liability or risk covered, amounts of coverage and expiration dates. All such insurance policies are in full force and effect, and the Company and Company Subsidiaries have paid all premiums due, and neither the Company nor any Company Subsidiary is in material default with respect to its obligations under each such policy of insurance. Since January 1, 2012, neither the Company nor any Company Subsidiary has received any written notice (or, to the Knowledge of the Company, oral communication) that any such policy will be cancelled or will not be renewed.

Section 3.20 Affiliated Transactions. Except as set forth on Schedule 3.20, to the Knowledge of the Company, no officer, director, Stockholder, portfolio company of any investment fund affiliated with or managed by PCP Managers LLC or Affiliate of the Company or any Company Subsidiary or any Affiliate of any of the foregoing (each a “Company Related Person”), is, or since January 1, 2012, has been, directly or indirectly, (x) involved in any business arrangement or relationship with the Company, any Company Subsidiary or any Significant Customer or Significant Supplier, other than employment arrangements entered into in the ordinary course of business or (y) an owner of more than 5%, or a director, officer or manager, of any Significant Customer or Significant Supplier, and (ii) no Company Related Person or, to the Knowledge of the Company, any Affiliate or member of the immediate family of any Company Related Person, directly or indirectly, owns, or since January 1, 2011, has owned, any material property or right, tangible or intangible, used by the Company or any Company Subsidiary in the conduct of its business. Parent has been provided a true and correct written copy (or in the event of an unwritten arrangement a true and correct summary) of each contract or arrangement set forth on Schedule 3.20.

Section 3.21 Customers and Suppliers. Schedule 3.21 sets forth the names of each customer of the Company or any Company Subsidiary that accounts for at least $1,500,000 of the Company’s sales (collectively, the “Significant Customers”) and each supplier of the Company or any Company Subsidiary that accounts for at least $1,000,000 in purchases made by the Company or any Company Subsidiary (collectively, the “Significant Suppliers”) (in each case, determined based on sales to, or purchases from, such customers and suppliers, as applicable, for the twelve months ended December 31, 2014). As of the date hereof, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has, since December 31, 2014, been notified by any Significant Customer or Significant Supplier that such Significant Customer or Significant Supplier will terminate or materially adversely modify its relationship with the Company or any Company Subsidiary.

Section 3.22 Ethical Practices. To the Knowledge of the Company, none of any Company Subsidiary or any Representative thereof has offered or given and no other Person has offered or given on behalf of the Company or any Company Subsidiary, anything of value to: (a) any official of a Governmental Entity, any political party or official thereof or any candidate for political office; (b) any customer or member of the government; or (c) any other Person, in any such case of clauses (a)-(c) while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer or member of the government or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (y) inducing such Person to use such Person’s influence with any government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality to assist the Company or any Company Subsidiary in obtaining or retaining business for, or with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any Company Subsidiary in obtaining or retaining business for, or with, or directing business to, any Person, in any such case in violation of any applicable Law.

Section 3.23 Data Privacy and Security.

(a) When acting as a Business Associate of a Covered Entity or as a Subcontractor of a Business Associate (such terms as defined by HIPAA), the Company and each Company Subsidiary have in effect agreements with each such Covered Entity and Business Associate that satisfy all of the requirements of HIPAA (“BA Agreements”). The Company and each Company Subsidiary have in effect with each entity acting as a Business Associate or Subcontractor (as defined in HIPAA) of the Company and each Company Subsidiary, as applicable, an agreement that satisfies all of the requirements of HIPAA (“Vendor BA Agreements”). To the Knowledge of the Company, the Company and each Company Subsidiary are, and have at all times been, in compliance in all material respects with (i) all contracts or other arrangements in effect between the Company and each Company Subsidiary and their respective customers, including BA Agreements, that apply to or restrict the use, disclosure or security of Personal Information; and (ii) all contracts or other arrangements between the Company or any Company Subsidiary and vendors and other business partners that apply to or restrict the use, disclosure or security of Personal Information, including Vendor BA Agreements (such contracts or other arrangements referenced in clauses (i) and (ii) collectively referred to as “Privacy Agreements”). The Company and each Company Subsidiary have in place, and have complied and are in compliance in all material respects with, written policies to protect the security and privacy of Personal Information. The Company has made available to Parent copies of all privacy and security policies and notices governing the use and disclosure of Personal Information. The Company and each Company Subsidiary have the right pursuant to the Privacy Agreements and its privacy and security policies to use and disclose Personal Information for the purpose such information is and has been used and disclosed.

(b) The Company and each Company Subsidiary have commercially reasonable physical, technical and administrative security safeguards in place to protect all Personal Information collected by the Company and each Company Subsidiary or on their behalf from and against unauthorized access, use and/or disclosure. For Personal Information subject to the Laws of countries outside the United States, including countries within the European Union, such Personal Information has only been transferred in compliance with applicable Laws. No person has withdrawn his or her consent to any use or processing of his or her Personal Information or requested erasure of their Personal Information by the Company since January 1, 2015, where the Company or the applicable Company Subsidiary has not complied with such request.

(c) Neither the Company nor any Company Subsidiary has received any complaint from any Person or Governmental Entity regarding the Company’s or any Company Subsidiary’s failure to comply regarding the use or disclosure of Personal Information. Except as set forth on Schedule 3.23(c), to the Knowledge of the Company, since January 1, 2015, there have not been any non-permitted uses or disclosures, security incidents (other than immaterial and unsuccessful attempts to penetrate networks or servers that occur on a regular basis), or breaches involving Personal Information held or collected by or on behalf of the Company or any Company Subsidiary.

(d) Since December 31, 2014, to the Company’s Knowledge neither the Company nor any Company Subsidiary has notified, either voluntarily or as required by Law, any affected individual, any customer, any Governmental Entity, or the media of any breach of Personal Information, and neither the Company nor any Company Subsidiary is currently planning to conduct any such notification or investigating whether any such notification is required.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Due Organization, Good Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and each of Parent and Merger Sub has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing would not be reasonably likely to (a) prevent, or result in any delay in the consummation of the transactions contemplated hereby, (b) have a material adverse effect on Parent or Merger Sub or (c) result in any liability to the Company or any Equityholder in connection therewith. All of the issued and outstanding equity interests of Merger Sub are owned directly by Parent free and clear of any liens of any kind.

Section 4.2 Authorization; Noncontravention.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority, and has taken all corporate action necessary or required, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub, the consummation by each of them of the transactions contemplated hereby and the performance by each of them of their respective obligations hereunder have been duly authorized and approved. No other corporate action on the part of either of Parent or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming that this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles.

(b) The execution and delivery of this Agreement do not, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not, (i) conflict with any of the provisions of the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub, in each case as amended to the date hereof, (ii) subject to the filings required under the Antitrust Laws, conflict with, result in a breach of or default under (including a breach due to the failure to notify or obtain the prior consent or waiver of any Person), or give rise to a right to modify or terminate, or accelerate any obligation under any material contract to which Parent or Merger Sub is a party or (iii) subject to the filings required under the Antitrust Laws, contravene any Law or any Order currently in effect, which, in the case of clauses (ii) and (iii) above, would be reasonably likely to have, individually or in the aggregate, a material adverse effect on Parent or Merger Sub or their ability to consummate the transactions contemplated by this Agreement.

Section 4.3 Consents and Approvals.

Assuming any filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired, no consent, approval, license, order or authorization of, or registration, declaration or filing with, notice to or waiver from any Governmental Entity, which has not been received or made, is required with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for the filing of the Certificate of Merger or any other consents, approvals, licenses, orders or authorizations of, or registrations or declarations or filings which, if not made or obtained, would be reasonably likely to (a) prevent, or result in any delay of the consummation of the transactions contemplated hereby, (b) have a material adverse effect on Parent or Merger Sub or (c) result in any liability to the Company or any Equityholder in connection therewith. All of the issued and outstanding equity interests of Merger Sub are owned directly by Parent free and clear of any Liens.

Section 4.4 Broker’s or Finder’s Fee. No agent, broker or other Person acting for or on behalf or at the behest of Parent or Merger Sub or any Affiliate thereof is, or will be, entitled to any fee or commission (including any broker’s or finder’s fees) in connection with this Agreement or any of the transactions contemplated hereby from any of the other Parties or from the Company or any Affiliate of the other Parties.

Section 4.5 Merger Sub’s Operations. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Transaction Documents and has not engaged in any business activities or conducted any operations, and has not incurred liabilities or obligations of any nature, other than in connection with such transactions.

Section 4.6 Financing.

(a) Parent has delivered to the Company true, complete and correct copies of (a) executed debt commitment letters (including the exhibits, annexes and schedules thereto, the “Debt Financing Commitment Letters”, as the same may be amended, supplemented, modified, restated or replaced), pursuant to which the lender parties thereto (the “Financing Sources,” as such term is further defined in Section 1.1) have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the financing in the aggregate amount set forth in the Debt Financing Commitment Letters (the “Debt Financing”), and (b) an executed fee letter (the “Fee Letter”) related to the Debt Financing Commitment Letters, which copy of the Fee Letter may be redacted in a customary manner so long as no redaction covers terms that would adversely affect the conditionality, availability or aggregate principal amount of the Debt Financing on the Closing Date. Parent has delivered to the Company a true, complete and correct copy of an equity commitment letter (the “Equity Financing Commitment Letter,” and together with the Debt Financing Commitment Letters, the “Financing Commitments”) pursuant to which the Equity Financing Source has committed, subject to the terms and conditions thereof, to invest the amount set forth therein (the “Equity Financing”, and together with the Debt Financing, the “Financing”). As of the date hereof, the Equity Financing Commitment is in full force and effect and is a legal, valid and binding obligation of Parent and the Equity Financing Source party thereto, enforceable against them in accordance with its terms, except to the extent that enforceability may be limited by the Enforceability Exceptions. As of the date hereof, the Debt Financing Commitment Letters are in full force and effect and are legal, valid and binding obligations of Parent and, to the Knowledge of the Parent, the Financing Sources parties thereto, enforceable against them in accordance with their terms, except to the extent that enforceability may be limited by the Enforceability Exceptions. Assuming the conditions to the Financing Commitments with respect to the Debt Financing set forth in the Debt Financing Commitment Letter and with respect to the Equity Financing, as set forth in section 2 of the Equity Commitment Letter are satisfied and subject to the terms and conditions of this Agreement, the aggregate cash proceeds contemplated by the Financing Commitments to be funded on the Closing Date for Parent to consummate the transactions contemplated by this Agreement (after netting out original issue discount, upfront fees and other similar premiums and charges after giving effect to the maximum amount of “market flex” provided under the Debt Financing Commitment Letters and the Fee Letter), together with cash on hand of Parent, will be sufficient for the Parent to consummate the transactions contemplated by this Agreement, including payment of the Merger Consideration and all other amounts payable by it in connection with this Agreement including its fees and expenses (including the increase in Enterprise Value after August 31). No payment event of default or bankruptcy event has occurred and is continuing under the Existing Credit Agreement (as defined in the Debt Commitment Letter), the effect of which would be to reduce (or have the effect of reducing) the aggregate cash proceeds of the Debt Financing contemplated by the Debt Commitment Letter to be funded on the Closing Date. Parent has fully paid any commitment fees or other amounts due and payable on or prior to the date of this Agreement in connection with the Financing Commitments, and will pay in full any such fees and amounts due on or before the Closing Date.

(b) For the avoidance of doubt, subject to Section 8.10, Parent’s obligations to consummate the transactions contemplated hereunder are not subject to any condition regarding Parent’s or any of its Affiliates’ ability to obtain financing for the consummation of the transactions contemplated hereby.

Section 4.7 Solvency. Parent and Merger Sub are not entering the transactions contemplated hereby with actual intent to hinder, delay or defraud either present or future creditors. Assuming the satisfaction of the conditions set forth in Section 2.10(b) and the accuracy of the representations and warranties of the Company in Article III in all material respects, after giving effect to the transactions contemplated hereby, including the Financing and the payment of the Merger Consideration, each of Parent and the Surviving Corporation will be Solvent.

Section 4.8 Litigation. There is no Action before any Governmental Entity pending or, to the Knowledge of Parent, threatened, against or affecting Parent or Merger Sub, or any of their respective properties or rights with respect to, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby.

Section 4.9 Investment Intent.

(a) Parent is acquiring the Shares for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling such Shares, in each case, in violation of the federal securities Laws or any applicable foreign or state securities Law.

(b) Parent qualifies as an “accredited investor”, as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(c) Parent understands that the acquisition of the Shares to be acquired by it pursuant to the terms of this Agreement involves substantial risk. Parent and its Representatives have experience as investors in equity interests and other securities of companies such as the ones being transferred pursuant to this Agreement, and Parent can bear the economic risk of its investment (which may be for an indefinite period) and has such knowledge and experience in financial or business matters that Parent is capable of evaluating the merits and risks of its investment in such Shares to be acquired by it pursuant to the transactions contemplated hereby.

(d) Parent understands that the Shares to be acquired by it pursuant to this Agreement have not been registered under the Securities Act. Parent acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable state securities Laws or pursuant to an applicable exemption therefrom. Parent acknowledges that there is no public market for the Shares and that there can be no assurance that a public market will develop.

Section 4.10 Plant Closings and Mass Layoffs. None of Parent, Merger Sub or any of their Affiliates is contemplating any plant closing, reduction in force or terminations of employees of the Company or any Company Subsidiary that would give rise to notice or payment in lieu of notice obligations under the WARN Act or any foreign Law.

Article V

COVENANTS AND OTHER AGREEMENTS

Section 5.1 Interim Covenants.

(a) From the date hereof until the earlier of (x) the date this Agreement is terminated pursuant to Article VII and (y) the Closing, the Company shall, upon the written request of Parent, report to Parent concerning the state of the business, operations and finances of the Company and Company Subsidiaries, and unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned) and except as otherwise contemplated, required or permitted by this Agreement, the Company and the Company Subsidiaries shall operate their respective businesses in the ordinary course of business consistent with past practice and use their commercially reasonable efforts to maintain its present business organization and operations and neither the Company nor any Company Subsidiary shall have taken any action that if taken after the Balance Sheet Date and prior to the date hereof would have been required to be disclosed on Schedule 3.7; provided that, notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall (A) give Parent, directly or indirectly, the right to control or direct in any manner the operations of the Company or the Company Subsidiaries; (B) prohibit or restrict the Company’s or any Company Subsidiary’s ability to make withdrawals, borrow funds or make payments or pre-payments under any agreement in place as of the date hereof related to Indebtedness (including any revolving line of credit or similar facility provided for thereunder); (C) prohibit or restrict the Company or any Company Subsidiary from hiring or terminating the employment of any employee in the ordinary course of business; (D) prohibit or restrict the Company or any Company Subsidiary from making any capital expenditures pursuant to the 2015 capital expenditure budget of the Company and the Company Subsidiaries; or (E) restrict the ability of the Company or any Company Subsidiary to pay any Transaction Expenses or Indebtedness, in each case, prior to the Closing.

(b) Reasonable Best Efforts. Subject to the terms and conditions set forth herein, and to applicable legal requirements, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the conditions set forth in Section 2.10.

(c) Exclusivity. From the date hereof until the earlier of (x) the date this Agreement is terminated pursuant to Article VII and (y) the Closing, none of the Company, any Company Subsidiary, any Stockholder or any of their respective Representatives or Affiliates shall enter into negotiations or any agreement regarding the terms of any sale of all or substantially all, of the securities or assets of the Company and/or the Company Subsidiaries (except for dispositions of inventory and assets in the ordinary course of business), whether such transaction takes the form of a sale of stock, merger, reorganization, recapitalization, sale of assets or otherwise, with any Person other than Parent, its Affiliates and their Representatives.

(d) Access to Information. From the date hereof until the earlier of (x) the date this Agreement is terminated pursuant to Article VII and (y) the Closing, the Company shall grant to the Parent and its authorized Representatives reasonable access, during normal business hours and upon reasonable notice, to senior management, the properties and the books and records of the Company and the Company Subsidiaries; provided that (i) such access does not unreasonably interfere with normal operations of the Company or any Company Subsidiary, (ii) all requests for access shall be directed to Jared Sokolsky or such other Person(s) designated by the Company in writing, and (iii) nothing herein shall require the Company or any Company Subsidiary to provide access to, or to disclose any information to, Parent or any other Person if such access or disclosure (A) would be in violation of applicable Laws or regulations of any Governmental Entity (including the HSR Act and other Antitrust Laws), or (B) would be a breach of any provision of any contract to which the Company or any Company Subsidiary is a party.

(e) Communications. Prior to the Closing, Parent and Kevin Barrett, the chief executive officer of the Company (or his successor in the event of death or disability), will coordinate and mutually agree upon a communications plan in respect of the employees, customers and other material business relations of the Company and the Company Subsidiaries and in accordance therewith Parent and its Representatives will be provided with reasonable access to such Persons; provided that, for the avoidance of doubt, nothing herein is intended to prohibit Parent and its Representatives from communicating with, or engaging in business with, any customers or suppliers that are also customers or suppliers of the Company or any Company Subsidiary so long as such communication is in the ordinary course and unrelated to the transactions contemplated by this Agreement.

(f) Consents. The Company shall use its commercially reasonable efforts, at the sole cost of Parent (provided such costs shall be limited to costs of unrelated third parties and shall not include any internal costs of the Company or any Company Subsidiary), to obtain the consents set forth on Schedule 5.1(f); provided however that it is expressly acknowledged by the Parties that obtaining any such consents shall not be a condition to the Closing. To the extent requested by the Company, Parent shall cooperate with the Company to obtain such consents.

(g) Capital Expenditures. Between the date hereof and the Closing Date (the “Interim Period”), the Company and the Company Subsidiaries shall make capital expenditures (as determined in accordance with GAAP), in the aggregate, in accordance with the 2015 capital expenditure forecast (but solely as it relates to the Interim Period) attached hereto as Annex E (the “2015 CapEx Forecast”). For purposes of determining the Company’s and the Company Subsidiaries’ compliance with the foregoing covenant and the CapEx Shortfall Amount, capital expenditures actually funded versus capital expenditures forecasted during the period between the date hereof and Closing shall be determined on a pro-rated monthly basis and aggregated. In the event that the Company and the Company Subsidiaries fail to make such capital expenditures, in the aggregate, in accordance with the CapEx Forecast between the date hereof and the Closing Date, then promptly following the Closing Date (or after otherwise becoming aware of such failure, anticipated to be within approximately 30 days following the completion of the close of the financial books and records for the month end following the Closing), Parent shall provide notice (the “CapEx Shortfall Notice”) to the Stockholders’ Representative of such failure, together with Parent’s calculation of the amount not funded by the Company and the Company Subsidiaries in accordance the 2015 CapEx Forecast (the “CapEx Shortfall Amount”). From and after receipt of the CapEx Shortfall Notice, the access, review and dispute resolution provisions set forth in Section 2.6(b) and Section 2.6(c) shall apply mutatis mutandis to this Section 5.1(g). Upon final determination of the CapEx Shortfall Amount, Parent and the Stockholders’ Representative shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Parent from the Escrow Amount the CapEx Shortfall Amount by wire transfer of immediately available funds to one or more accounts designated by Parent.

Section 5.2 401(k) Plan. The Company and any Company Subsidiary, as appropriate, shall adopt board resolutions to terminate any 401(k) plan maintained by the Company or the Company Subsidiaries (the “401(k) Plan”) effective as of the close of business of the day prior to the Closing Date (but contingent upon the occurrence of the Closing) and in connection therewith fully vest all accounts of all participants in the 401(k) Plan. The Company shall deliver to Parent at Closing duly executed resolutions of the board of directors of the Company and any Company Subsidiary, as appropriate, reflecting such termination of the 401(k) Plan. Parent shall permit each participant in the 401(k) Plan who is an employee of the Company and the Company Subsidiaries as of the Closing to

participate as soon as reasonably practicable in and make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, and for the avoidance of doubt including rollovers of loan promissory notes) in cash (but including rollovers of loan promissory notes) to a defined contribution plan intended to be qualified under Section 401(a) of the Code maintained by Parent (the “Parent 401(k) Plan”); provided, however, that Parent reserves the right to suspend the distribution of benefits from the 401(k) Plan until the later of (i) the completion of final testing and record keeping for the 401(k) Plan and (ii) the receipt of a favorable determination letter from the IRS with respect to the termination of the 401(k) Plan (if Parent, in its sole discretion, decides to file for such a determination letter), except that if Parent reserves such right Parent shall take all actions necessary to permit continued ongoing repayment of any loans outstanding under the 401(k) Plan. Effective as of the Closing, Parent shall cause the Parent 401(k) Plan to credit for purposes of participation and vesting all service credited for such purposes with respect to employees of the Company or any Company Subsidiary under the 401(k) Plan as of the Closing.

Section 5.3 Confidentiality. Subject to Section 5.7, each of the Company (on behalf of itself, the Company Subsidiaries and their respective Representatives) and Parent (on behalf of itself, Merger Sub and their respective Representatives) acknowledges that it remains bound by the provisions of the Confidentiality Agreement by and between the Company and Parent, dated March 25, 2015 (the “Confidentiality Agreement”) until the Closing, at which time the Confidentiality Agreement will terminate and be of no further force and effect. The terms of the Confidentiality Agreement shall survive the termination of this Agreement pursuant to Article VII and continue in full force and effect thereafter and the Confidentiality Agreement shall not be modified, waived or amended without the written consent of the Company or Parent, respectively; provided, however, nothing therein shall be deemed to limit disclosures in connection with legal proceedings between the Parties, including to the extent necessary to enforce the Parties’ rights hereunder.

Section 5.4 Antitrust Laws.

(a) Each of Parent and the Company shall: (i) as promptly as practicable, but in no event later than six (6) Business Days from the date hereof, take all actions necessary to file or cause to be filed any filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby, including the Notification and Report Forms required pursuant to the HSR Act with respect to the transactions contemplated hereby (it being understood that the Company and Parent shall request early termination in connection therewith); (ii) use reasonable best efforts to take all actions necessary to obtain the required consents from Antitrust Authorities; and (iii) at the earliest practicable date, comply with any formal or informal written request for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority. Each of Parent and the Company will (A) promptly notify the other Parties of any substantive written communication made to or received by Parent or the Company, as the case may be, from any Antitrust Authority regarding any of the transactions contemplated hereby, (B) subject to applicable Law, permit the other Parties to review in advance any proposed substantive written communication to any such Antitrust Authority and incorporate the other Parties’ reasonable comments thereto, (C) not agree to participate in any substantive meeting or discussion with any such Antitrust Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other Parties in advance and, to the extent permitted by such Antitrust Authority, gives the other Parties the opportunity to attend, and furnish the other Parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives on one hand and any such Antitrust Authority or its respective staff on the other hand, in each case with respect to this Agreement and the transactions contemplated hereby. Actions under (A), (B) and (C) of this Section may be limited to an outside counsel only basis to the extent reasonably deemed necessary by the Parties.

(b) Without limiting the foregoing, Parent shall use its reasonable best efforts to avoid or eliminate any impediment under any Antitrust Law so as to (i) enable the Parties hereto to close the transactions contemplated by this Agreement as promptly as possible and (ii) avoid any Action by any Governmental Entity, which would otherwise have the effect of preventing or delaying the Closing beyond the End Date. In furtherance of the foregoing, Parent’s efforts shall include (A) defending through litigation on the merits, including appeals, any Action asserted in any court or other proceeding by any Person; (B) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent, its Subsidiaries or the Company and the Company Subsidiaries, including entering into customary ancillary agreements on commercially reasonable terms relating to any such sale, divestiture or disposition of such assets or businesses; (C) agreeing to any limitation on the conduct of Parent, its Subsidiaries and the Company and Company Subsidiaries; or (D) agreeing to take any other action as may be required by a Governmental Authority in order to (1) obtain all necessary consents, approvals and authorizations as soon as reasonably possible, and in any event before the End Date, (2) avoid the entry of, or to have vacated, lifted, dissolved, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect as part of any Action and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or (3) effect the expiration or termination of any waiting period, which would otherwise have the effect of preventing or delaying the Closing beyond the End Date. Notwithstanding any other provisions of this Agreement, Affiliates of Parent, other than Parent’s Subsidiaries, shall have no obligation (and Parent shall have no obligation to cause Affiliates of Parent other than Parent’s Subsidiaries) to take any action pursuant to this Section 5.4(b), including but not limited to, selling, holding separate or otherwise disposing of, or limiting its freedom of action with respect to the assets or business of Parent’s Affiliates, in each case, other than Parent and its Subsidiaries.

Section 5.5 Employee Compensation. During the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, Parent shall cause employees of the Company and the Company Subsidiaries who are employed at the Closing (the “Company Employees”) to be provided with compensation that is no less favorable in the aggregate than the compensation provided to such employees immediately prior to the Closing (including with respect to opportunities for bonus and commission, but not equity-based compensation). Parent further agrees that, from and after the Closing Date, Parent shall cause the Company Employees to be granted credit for all service with the Company and the Company Subsidiaries (including any predecessors of the Company and the Company Subsidiaries) earned prior to the Closing Date for all purposes (except benefit accrual, provided that service shall be credited for purposes of determining the level or amount of any severance or paid time off benefits) under any compensation plan, program, policy, agreement or arrangement that is sponsored by or may be established or maintained by Parent, the Surviving Corporation, its Subsidiaries or any of their Affiliates on or after the Closing Date (the “New Plans”). Nothing contained herein, express or implied, is intended to require Parent to continue any specific Employee Benefit Plan or to confer upon any employee of the Company or any Company Subsidiary any right to continued employment for any period, or shall constitute an amendment to or any other modification of any New Plan.

Section 5.6 Indemnity; Directors’ and Officers’ Insurance; Fiduciary and Employee Benefit Insurance.

(a) Parent acknowledges that (i) each Person that at any time prior to the Closing served as a director, officer, manager, employee, agent, trustee or fiduciary of the Company or any Company Subsidiary or who, at the request of the Company or any Company Subsidiary, served as a director, officer, manager, member, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such person’s heirs, executors or administrators, the “Indemnified Persons”) is entitled to indemnification, expense reimbursement and exculpation to the extent provided in the governing documents of the Company and each Company Subsidiary in effect as of the date hereof (“D&O Provisions”), (ii) such D&O Provisions are rights of contract and (iii) no amendment or modification to any such D&O Provisions shall affect in any manner the Indemnified Persons’ rights, or the Company’s or any Company Subsidiary’s, as the case may be, obligations, with respect to claims arising from facts or events that occurred on or before the Closing.

(b) At or prior to the Closing Date, the Company shall obtain and maintain in effect for a period of six years thereafter, (i) a tail policy to the current policy of directors’ and officers’ liability insurance maintained by the Company and the Company Subsidiaries, with respect to claims arising from facts or events that occurred on or before the Closing and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy and (ii) “run off” coverage as provided by the Company’s and the Company Subsidiaries’ fiduciary and employee benefits policies, in each case, covering those Persons who are covered on the date hereof by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s and the Company Subsidiaries’ existing policies (collectively, the “Tail Policy”). No claims made under or in respect of such Tail Policy shall be settled without the prior written consent of the applicable Indemnified Person.

Section 5.7 Press Release. The Parties agree that (i) there will be an initial press release with respect to the execution of this Agreement to be mutually agreed upon and issued at a date to be mutually agreed upon by Parent and the Stockholders’ Representative following the execution and delivery of this Agreement, which shall be a release by Parent and (ii) there will be press releases with respect to the closing of the transactions contemplated hereby to be mutually agreed upon and issued promptly following the Closing by both Parent and the Stockholders’ Representative. (a) Nothing herein shall restrict or prohibit the Company from making any announcements to its employees, customers and other business relations to the extent it determines in good faith that such announcement is necessary or advisable and, (b) each of Parthenon Capital Partners, Blackstone Capital Partners VI L.P. and Hellman & Friedman Capital Partners VI L.P. may provide general information about the subject matter of this Agreement and the Company and the Company Subsidiaries and Parent, as applicable, for Blackstone Capital Partners VI L.P. and Hellman & Friedman Capital Partners VI L.P. (including their performance and improvements) in connection with fund raising, marketing, informational or reporting activities, (c) nothing contained herein limits any Party from making any announcements, statements or acknowledgments that such Party is required by applicable Laws or the requirements of any national securities exchange to make, issue or release, or limit Parent from making any disclosures that it deems necessary or advisable to be made in filings with the SEC.

Section 5.8 Expenses; Transfer Taxes.

(a) Except as otherwise expressly provided in this Agreement, each Party shall be liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement, the performance of such Party’s obligations hereunder and the consummation of the transactions contemplated hereby; provided that, Parent shall pay and be fully responsible for all filing fees under the Antitrust Laws, in addition to any reasonable legal fees and expenses incurred by the Company or the Company Subsidiaries in connection with complying with any request for additional information or documents from any Governmental Entity in connection with such filings. Each of Parent and the Company shall pay 50% of the premium for the Tail Policy.

(b) All stamp, transfer, documentary, sales and use, value added, registration and other such taxes and fees (including any penalties and interest, but, for the avoidance of doubt, excluding any Tax assessed or imposed on gains or income) incurred in connection with this Agreement or any other transaction contemplated hereby (collectively, the “Transfer Taxes”) shall be paid 50% by the Equityholders (from the Escrow Account) and 50% by Parent or the Surviving Corporation after the Effective Time, and Parent shall procure any stock transfer stamps required by, and properly file on a timely basis all necessary Tax Returns and other documentation with respect thereto. The Stockholders’ Representative (on behalf of the Equityholders) shall cooperate with Parent in the filing of any Tax Returns with respect to the Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such Tax Returns.

Section 5.9 Preservation of Records. For a period of seven years after the Closing Date or such other longer period as required by applicable Law, the Surviving Corporation shall preserve and retain, all corporate, accounting, legal, auditing, human resources and other books and records of the Surviving Corporation and each of its Subsidiaries (including (a) any documents relating to any governmental or non-governmental Actions or investigations and (b) all Tax Returns, schedules, work papers and other material records or other documents relating to Taxes of the Surviving Corporation and each of its Subsidiaries) relating to the conduct of the business and operations of the Surviving Corporation and the Company Subsidiaries prior to the Closing Date.

Section 5.10 Tax Matters. Parent will not take any action with respect to the Company or the Company Subsidiaries that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111. None of Parent, Merger Sub, the Company or any of their Affiliates shall make any election under Sections 336(e) or 338 of the Code with respect to the transactions contemplated by this Agreement. Parent agrees that any amounts to be paid pursuant to this Agreement that is treated as compensation for income tax purposes may be paid to the Company or Company Subsidiary (at such time upon which such payment is due), which in turn, shall pay the applicable recipient such amounts through the Company’s or Company Subsidiaries’ payroll less applicable withholding Taxes, and will be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such withholding was made.

Section 5.11 Investigation by Parent; No Other Representations; Non-Reliance of Parent. Parent and its Affiliates have substantial familiarity with the business of the Company and the Company Subsidiaries and to their Knowledge fully understand the risks inherent therewith. Furthermore, Parent (for itself and on behalf of its Affiliates and Representatives) has conducted an independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company and the Company Subsidiaries and Parent, its Affiliates and their advisors and Representatives have had access to the personnel, properties, premises and records of the Company and the Company Subsidiaries for such purpose. In entering into this Agreement, Parent has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Company, any Company Subsidiary or any Equityholder or any of their respective Representatives or any other Person, except for the specific representations and warranties expressly made by the Company in Article III, the Company Closing Certificate and in any other certificate delivered hereunder by the Company or any officer thereof, in each case, as qualified by the Schedules (the “Express Representations”). Parent (for itself and on behalf of its Affiliates and Representatives and each of their successors and assigns): (a) except for the Express Representations, specifically acknowledges that none of the Company, any Company Subsidiary, any Equityholder or any other Person is making and has not made any representation or warranty, expressed or implied, at law or in equity, in respect of the Company, the Company Subsidiaries or any of their respective businesses, assets, liabilities, operations, prospects or condition (financial or otherwise) including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, management presentations, projections, documents, material or other information (financial or otherwise) regarding the Company and the Company Subsidiaries furnished to Parent or its Affiliates or their Representatives or made available to Parent, its Affiliates or their Representatives in any data rooms, management presentations or in any other manner or form in expectation of, or in connection with, the transactions contemplated hereby; (b) except for the Express Representations, specifically and irrevocably disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person and acknowledges that the Company, the Company Subsidiaries, the Equityholders and their respective Affiliates hereby specifically disclaim any such other representation or warranty made by any Person; (c) subject to Section 5.12, specifically disclaims any obligation or duty by the Company, the Company Subsidiaries, the Equityholders and their respective Affiliates or any other Person to make any disclosures of fact not required to be disclosed by the Express Representations; and (d) specifically acknowledges Parent is entering into this Agreement and acquiring the Company and the Company Subsidiaries subject only to the Express Representations (all of which such Express Representations shall expire and terminate at the Effective Time as set forth in Article VI) and the terms and conditions set forth herein. Without limiting the generality any of the foregoing, (i) except for the Express Representations, none of the Company, the Company Subsidiaries, the Equityholders or any of their Affiliates makes any representation or warranty regarding any third party beneficiary rights or other rights which Parent or its Affiliates might claim under any studies, reports, tests or analyses prepared by any third parties for the Company, the Company Subsidiaries or any of their Affiliates, even if the same were made available for review by Parent or its Affiliates or Representatives; and (ii) none of the documents, information or other materials provided to Parent at any time or in any format by the Company, the Company Subsidiaries, the Equityholders or any of their Affiliates or Representatives constitutes legal advice, and Parent waives all rights to assert that it received any legal advice from the Company, the Company Subsidiaries, the Equityholders or any of their Affiliates or Representatives or any of their Affiliates, or any of their respective Representatives or counsel, or that it had any sort of attorney-client relationship with any of such Persons. Notwithstanding the foregoing, nothing in this Section 5.11 or otherwise shall limit any claim of Parent based upon fraud for the Express Representations.

Section 5.12 Notification. From the date hereof until the earlier to occur of the Closing or the termination of this Agreement pursuant to Article VII, (a) the Company shall disclose to the Parent in writing any matter arising or discovered after delivery thereof which would cause any of the conditions set forth in Section 2.10(a) or Section 2.10(b) not to be satisfied on the day the Closing is required to occur pursuant to Section 2.3, and (b) Parent shall disclose to the Company in writing any matter arising or discovered after delivery thereof which would cause any of the conditions set forth in Section 2.10(a) or Section 2.10(c) not to be satisfied on the day the Closing is required to occur pursuant to Section 2.3. No such disclosure shall eliminate the Company’s, on the one hand, or Parent’s or the Merger Sub’s, on the other hand, right, if any, to terminate this Agreement based on the inaccuracy of any representation or warranty of the other Party affected by such disclosure for purposes of determining satisfaction of the conditions set forth in Section 2.10.

Section 5.13 Consent of Stockholders. Within forty-eight (48) hours of the execution of this Agreement, the Company shall deliver to Parent and the Merger Sub the Stockholder Approval, executed and delivered by the requisite Stockholders, evidencing the adoption of this Agreement. Promptly following the execution of this Agreement, the Company shall give notice to the applicable Stockholders in accordance with Sections 228(e) and 262(d) of the DGCL.

Section 5.14 Financing Assistance. Prior to the Closing, the Company shall, and shall direct its Representatives, at the Parent’s sole cost and expense (as provided in the last sentence of this Section 5.14), use reasonable best efforts to cooperate as may be reasonably requested by the Parent or the Merger Sub in connection with the arrangement of the Debt Financing (such Debt Financing, together with any debt securities contemplated by the Debt Financing Commitment Letters, collectively, the “Applicable Financing”), including (i) furnishing to the Parent as promptly as practicable all Required Information, (ii) participating, at reasonable times and with reasonable advance notice, in a reasonable number of meetings, presentations, road shows, due diligence sessions and drafting sessions with the Financing Sources, any prospective lenders and investors in the Applicable Financing and rating agencies (including direct contact between senior management and Representatives (including accounting) of the Company) and cooperating reasonably with the Financing Sources’ due diligence, (iii) reasonably assisting with the drafting and preparation of appropriate and customary materials relating to the Company and the Company Subsidiaries and their respective businesses for rating agency presentations, offering and syndication documents (including prospectuses, offering memoranda, lender and investor presentations, bank information memoranda and similar documents), business projections and other marketing documents required in connection with the Applicable Financing (all such documents and materials, collectively the “Offering Documents”), using reasonable best efforts to identify any portion of any information related to the Company contained in any Offering Documents that constitutes (or would constitute, if the Company were a public company) material nonpublic information and with respect to any bank information memoranda, and a responsible officer executing and delivering customary authorization and customary representation and warranty letters relating to information regarding the Company and its subsidiaries and their respective businesses included in such bank information memoranda, (iv) causing the taking of corporate actions by the Company (subject to the Closing) reasonably necessary for the consummation of the Applicable Financing and the Closing, provided that no such action shall be effective prior to the Effective Time, (v) facilitating the providing of guarantees and granting of security interests (and perfection thereof) in and pledges of collateral (including delivery of all stock certificates of the Company and its Subsidiaries) and assisting in the preparation, and executing and delivery at the Closing, of any definitive documents (including furnishing all information relating the Company and its subsidiaries and their respective businesses to be included in any schedules thereto or in any perfection certificates), in each case, in respect of the Company and the Company Subsidiaries, for the Applicable Financing, including any credit agreements, indentures, notes, security documents, guarantees, mortgages, certificates, and other definitive agreements, documents or instruments related to the Applicable Financing as may be reasonably requested by the Parent and that are customarily provided, provided, that no such definitive documents or other agreements or documents referred to in this clause (v) shall be effective until the Effective Time, (vi) arranging for customary payoff letters, lien terminations and instruments of discharge to be delivered prior to Closing relating to all Indebtedness for Borrowed Money to be paid off, discharged and terminated on the Closing Date, (vii) providing the Financing Sources all documentation and other information reasonably requested or required by regulatory authorities with respect to the Company under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and (x) reasonably cooperating in satisfying the conditions precedent and other requirements set forth in the Debt Financing Commitment Letters or any definitive document relating to the Applicable Financing to the extent the satisfaction of such condition requires the cooperation of, or is within the control of the Company or its Subsidiaries. The Company shall not be required, under the provisions of this Section 5.14 or otherwise in connection with any Applicable Financing, (x) to incur or pay any commitment or other similar fee prior to the Effective Time, (y) to incur any expense unless, if the Closing does not occur, such expense is subject to reimbursement by Parent as provided below or (z) to incur any other liability prior to the Effective Time in connection with the Applicable Financing (other than with respect to such authorization and representation and warranty letters referred to in clause (iii) above). Nothing contained in this Section 5.14 or otherwise shall require the Company to be an issuer or other obligor with respect to any Applicable Financing prior to the Effective Time. Nothing in this Section 5.14 shall require any such cooperation or assistance to the extent that it would (A) require the Company to waive or amend any terms of this Agreement or agree to pay any commitment or other fees or reimburse any expenses prior to the Closing Date unless to be reimbursed or indemnified as provided below, or incur any liability (other than pursuant to customary authorization and customary representation and warranty letters contemplated above) or give any indemnities to any third party, in each case, that is not contingent upon the Closing or, in the case of normal costs, for which it is not reimbursed or indemnified as provided below, (B) unreasonably interfere with the ongoing business or operations of the Company and the Company Subsidiaries, (C) require the Company, the Company Subsidiaries or any of their Affiliates to take any action that would conflict with, violate or result in a breach of or default under any organizational documents of the Company or of any of its Affiliates, any contract or any law, (D) subject any director, manager, officer or employee of the Company or any of its Affiliates to any actual or potential personal liability, (E) require providing access to or disclose information that the Company determines could jeopardize any attorney client privilege of, or conflict with any confidentiality requirements applicable to, the Company or any of its Affiliates; (F) require any such entity to change any fiscal period; (G) require any director or manager of the Company or any Company Subsidiary to pass resolutions or consents to approve or authorize the execution of the Debt Financing; (H) cause any representation or warranty in Article III of this Agreement to be inaccurate or breached; (I) otherwise cause or result in the breach of this Agreement or any contract; or (J) require the delivery of any legal opinions or solvency certificates. The Company hereby consents to the use of its logos in connection with the Applicable Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company. Parent shall, promptly upon termination of this Agreement, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company in connection with any cooperation or other matters provided pursuant to this Section 5.14 and shall indemnify and hold harmless the Company and its Representatives from and against any and all liability to third parties suffered or incurred by them in connection with the arrangement of the Applicable Financing and any information utilized in connection therewith (other than historical and other information provided by or on behalf of the Company and its Subsidiaries, including financial statements) except to the extent arising out of the intentional misrepresentation, gross negligence, fraud or willful misconduct by the Company or any of its Representatives.

Section 5.15 Financing.

(a) Parent shall use its reasonable best efforts to do, or cause to be done, all things necessary to arrange and obtain the proceeds of the Financing on the terms and conditions described in the Commitment Letters (including, as necessary, the “flex” provisions contained in the Fee Letter), including by: using reasonable best efforts to (i) comply with its obligations under the Financing Commitments, (ii) maintain in effect the Debt Financing Commitment Letters, (iii) negotiate and enter into definitive agreements with respect to the Debt Financing no later than the Closing on the terms and conditions set forth in the Debt Financing Commitment Letters (including any “market flex” provisions in the Fee Letter) (the “Definitive Financing Agreements”), (iv) satisfy on a timely basis all conditions applicable to Parent and Merger Sub that are within their control contained in the Debt Financing Commitment Letter (or any definitive agreements related to any Debt Financing) and (v) enforcing its rights under the Debt Financing Commitment Letters or any definitive document relating to the Applicable Financing.

(b) Parent shall not permit any amendment, supplement or modification to be made to, or agree to permit any waiver of any provision or remedy under, any Debt Financing Commitment Letter, Fee Letter or Definitive Financing Agreement (subject to any “market flex” provisions contained in the Fee Letter referred to in the Debt Commitment Letters) without Stockholders’ Representative’s prior written consent, if such amendment, supplement, modification or waiver: (i) reduces (or has the effect of reducing) the aggregate cash proceeds contemplated by any Debt Commitment Letter to be funded on the Closing Date for Parent to consummate the transactions contemplated hereby (after netting out original issue discount, upfront fees and other similar premiums and charges after giving effect to the maximum amount of “market flex” provided under any Debt Commitment Letter and the Fee Letter) below the amount that, together with the Equity Financing and cash available to Parent, will be sufficient for Parent to consummate the transactions contemplated hereby; (ii) expands any of the conditions to the receipt or funding of the Debt Financing or amends or modifies any of the conditions to the receipt or funding of the Debt Financing in a manner that results in any of such conditions being less likely to be satisfied or imposes any new or additional conditions to the receipt or funding of the Debt Financing; (iii) adversely impacts the ability of Parent to enforce its rights against the other parties to any Debt Commitment Letter, the Fee Letter or any Definitive Financing Agreement; or (iv) would reasonably be expected to prevent or delay the Closing; provided, that (A) notwithstanding the foregoing, the Debt Financing Commitment Letters may be amended, restated, supplemented, modified to add lenders, lead arrangers, bookrunners, managers, agents or similar parties that have not previously executed the Debt Financing Commitment Letters, and (B) the Debt Financing Commitment Letters may be amended, restated, supplemented, modified or replaced, including to increase the amount thereof to be used in lieu of the Equity Financing, if such amendment, restatement, supplement, modification or replacement complies with the foregoing clauses (i), (ii), (iii) and (iv) of this sentence. Parent shall as promptly as reasonably practicable provide the Stockholders’ Representative with copies of any amendment, restatement or replacement or supplement to, or modification of, any Debt Financing Letter, the Fee Letter (which may be redacted in a manner consistent with the redacted Fee Letter delivered on the date hereof) or Definitive Financing Agreement. As used in this Agreement, references to “Debt Financing Commitment Letters” shall include any amendment, restatement, supplement, modification or replacement thereof permitted under this Section 5.15(b) and references to “Debt Financing” shall include the debt financing contemplated by the Debt Financing Commitment Letters as permitted to be amended, restated, supplemented, modified or replaced under this Section 5.15(b).

(c) Nothing in this Section 5.15 or any other provision of this Agreement shall require, and in no event shall the “reasonable best efforts” of Parent be deemed or construed to require Parent, to seek the Equity Financing from any source not party to the Equity Commitment Letter or in any amount in excess of that contemplated by the Equity Financing Commitment, to waive any term or condition of this Agreement or pay any fees or other amounts in excess of those contemplated by any Debt Financing Commitment Letter and any related Fee Letter or commence any legal action or proceeding against any Financing Source.

Section 5.16 280G. Prior to the Closing Date, the Company shall use its reasonable best efforts to submit to the Stockholders, for approval by the Stockholders holding the number of Shares required by the terms of Section 280G(b)(5)(B) of the Code, a written consent in favor of a single proposal to render the parachute payment provisions of Section 280G of the Code and the Treasury Regulations thereunder (collectively, “Section 280G”) inapplicable to any and all payments or benefits provided pursuant to Employee Benefit Plans or other contracts to which the Company or any Company Subsidiary is a party or is otherwise bound that are reasonably likely to result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise Tax under Section 4999 of the Code (together, the “Section 280G Payments”). Any such stockholder approval shall be sought by the Company in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of the Treasury Regulations. The form and substance of all stockholder approval documents contemplated by this Section 5.16, including the waivers, shall be subject to the prior review and reasonable approval of Parent which will not be unreasonably delayed or withheld.

Article VI

SURVIVAL

Section 6.1 Survival. None of the representations, warranties, covenants and agreements of the Parties in this Agreement or in any document or instrument delivered by any Party pursuant to this Agreement shall survive the Effective Time, and following the Effective Time, no Party shall be entitled to any recovery in respect of an inaccuracy or breach thereof or to make any claim whatsoever (including any claim of detrimental reliance) or to assert any other right or remedy (whether in contract, in tort or at law or in equity); provided that this Section 6.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time or any claim based upon fraud for the Express Representations.

Article VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time:

(a) by mutual written consent of the Company, the Stockholders’ Representative and Parent;

(b) by either Parent, on the one hand, or the Company or the Stockholders’ Representative, on the other hand, if:

(i) any applicable Law is in effect making the consummation of the transactions contemplated hereby illegal or any final and non-appealable order is in effect preventing the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such order or other action; or

(ii) the Effective Time shall not have occurred on or prior to September 30, 2015 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any Party that is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement;

(c) by the Company or the Stockholders’ Representative, if Parent or Merger Sub breaches any of its representations or warranties contained in this Agreement or breaches or fails to perform any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to the Company’s obligations to consummate the transactions contemplated hereby set forth in Section 2.10(a) or Section 2.10(c) not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Parent by the Company, cannot be cured or has not been cured by the earlier of the End Date and ten (10) Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to the Company or the Stockholders’ Representative, if the Company is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(d) by Parent, if the Company breaches any of its representations or warranties contained in this Agreement or breaches or fails to perform any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Parent’s obligations to consummate the transactions contemplated hereby set forth in Section 2.10(a) or Section 2.10(b) not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Company and the Stockholders’ Representative by Parent, cannot be cured or has not been cured by the earlier of the End Date and ten (10) Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Parent if Parent is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(e) by the Company or the Stockholders’ Representative, if: (i) all of the conditions to Closing set forth in Section 2.10(a) and Section 2.10(b) were satisfied or waived by Parent as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions (x) that by their terms are to be satisfied by actions taken at the Closing and could have been satisfied assuming a Closing would occur and (y) the failure of which to be satisfied is attributable primarily to a breach by Parent or Merger Sub), (ii) the Company has notified Parent that the Company is ready, willing and able to consummate the transactions contemplated by this Agreement, and (iii) Parent fails to complete the Closing within two (2) Business Days after the delivery of such notification; or

(f) by Parent if the Stockholder Approval, executed and delivered by the Stockholders, is not obtained within forty-eight (48) hours from the execution hereof in accordance with Section 5.13.

Section 7.2 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Parent, Merger Sub, the Company or the Stockholders’ Representative, except that Section 5.3, Section 5.7, Section 5.8, Article VIII and this Section 7.2 shall survive any termination of this Agreement; provided, however, (x) no such termination shall relieve the Company from any liability arising out of or incurred as a result of its willful and material breach of the terms of this Agreement prior to such termination and (y) that in the event of termination by the Company or Stockholders’ Representative pursuant to Section 7.1(c) or Section 7.1(e), Parent shall be obligated to pay the Termination Fee pursuant to Section 7.2(b).

(b) In the event of termination by the Company or Stockholders’ Representative pursuant to Section 7.1(c) or Section 7.1(e), Parent shall promptly, but in no event later than three (3) Business Days after the date of such termination, pay or cause to be paid to the Company by wire transfer of same day funds an amount equal to $40,000,000 (the “Termination Fee”). Notwithstanding anything herein to the contrary, and subject to the Company’s right to specific performance pursuant to Section 8.10, the Termination Fee, if paid at a time when the Agreement could be terminated pursuant to Section 7.1(c) or Section 7.1(e) (whether or not terminated by the Company or the Stockholders’ Representative), shall be deemed to be liquidated damages and the sole and exclusive remedy of the Company and any other Person against Parent and its shareholders, directors, officers and Affiliates and their respective equityholders, partners, members, directors, officers, Affiliates and Representatives and the Financing Sources (the “Parent Related Parties”), and no Parent Related Party shall have any other liability or obligation for any or all losses suffered or incurred by the Company or any other Person in connection with this Agreement (or the termination hereof), the transactions contemplated by this Agreement (or the abandonment thereof), the Financing Commitments and the transactions contemplated thereby or any matter forming the basis for such termination or abandonement, and neither the Company nor any other Person shall be entitled to bring or maintain any other Action or proceeding against Parent or any other Parent Related Party arising out of this Agreement, the transactions contemplated by this Agreement, the Financing Commitments or the transactions contemplated thereby or any matters forming the basis for such termination or abandonment. Each of the Parties acknowledges and agrees that in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement by the Company pursuant to Section 7.1(c) or Section 7.1(e), the right to the Termination Fee constitutes a reasonable estimate of the losses that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (and not a penalty). Parent acknowledges that the agreements contained in this Section 7.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement. Accordingly, if Parent fails to promptly pay the amounts due pursuant to this Section 7.2(b) and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the Termination Fee or portion thereof or any other damages, Parent shall pay to the Company its costs and expenses thereof (including attorneys’ fees) in connection with such suit, together with interest on the amount of the Termination Fee or portion thereof ordered to be paid by a court at the prime rate published in the Wall Street Journal, Eastern Edition, on the date such payment was required to be made through the date of the payment. For the avoidance of doubt, while the Company may pursue both a grant of specific performance pursuant to Section 8.10 and the payment of the Termination Fee, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and any monetary damages, including all or any portion of the Termination Fee.

Article VIII

MISCELLANEOUS

Section 8.1 Extension; Waiver. Subject to the express limitations herein, at any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of a Party, or (b) waive compliance with any of the agreements or conditions or any inaccuracies or breaches in the representations and warranties contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any inaccuracy or breach of any representation, warranty, covenant or agreement contained herein, and no single or partial exercise of any such right shall preclude other or further exercise thereof or of any other right.

Section 8.2 Notices. Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email (in the case of email, with copies by overnight courier service or registered mail) to the respective Parties as follows (or, in each case, as otherwise notified by any of the Parties) and shall be effective and deemed to have been given (a) immediately when sent by email between 9:00 a.m. and 6:00 p.m. Eastern Time on any Business Day (and when sent outside of such hours, at 9:00 a.m. Eastern Time on the next Business Day), and (b) when delivered by hand or overnight courier service or certified or registered mail on any Business Day:

(i) if, prior to the Closing, to the Company, at:

Altegra Health, Inc.
14261 Commerce Way
Miami Lakes, FL 33016
Attn:	Kevin C. Barrett
Fax:	(866) 954-1252
Email:	kevin.barrett@altegrahealth.com

with copies (which shall not constitute notice) to:

c/o Parthenon Capital Partners
One Federal Street, 21st Floor
Boston, MA 02110
Attn:	David J. Ament
Fax:	(617) 960-4010
Email:	davida@parthenoncapital.com

and

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention:	Jeffrey Seifman, P.C. and Benjamin P. Clinger, P.C.
Email:	jseifman@kirkland.com
bclinger@kirkland.com

(ii) if to the Stockholders’ Representative, to:

c/o Parthenon Investors III, L.P.
One Federal Street, 21st Floor
Boston, MA 02110
Attn:	David J. Ament
Fax:	(617) 960-4010
Email:	davida@parthenoncapital.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention:	Jeffrey Seifman, P.C. and Benjamin P. Clinger, P.C.
Email:	jseifman@kirkland.com
bclinger@kirkland.com

(iii) if to any of Parent, Merger Sub, or, after the Closing, the Surviving Corporation, at:

Emdeon Inc.
3055 Lebanon Pike, Suite 1000
Nashville, Tennessee 37214
Attention: Greg T. Stevens
Email: gstevens@emdeon.com with a copy (which shall not constitute notice) to:

Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
Attention: Howard H. Lamar III, Scott W. Bell and Price W. Wilson
Email:	hlamar@bassberry.com
sbell@bassberry.com
pwilson@bassberry.com

or to such other Person or address as any Party shall specify by notice in writing in accordance with this Section 8.2 to each of the other Parties.

Section 8.3 Entire Agreement. This Agreement, together with the Exhibits and Annexes hereto and the Schedules, contains the entire understanding of the Parties with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement. No prior drafts of any such agreements or documents shall be admissible into evidence. The Express Representations are the exclusive representations and warranties made by the Company and the Company hereby disclaims any other express or implied representations or warranties.

Section 8.4 Non-Recourse; Release.

(a) All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) and the transactions contemplated hereby, may be made, subject to Article VI and this Section 8.4, only against (x) the Persons that are expressly identified as Parties in the preamble to this Agreement (the “Contracting Parties”) and (y) the Equity Financing Source (solely in respect of the Company’s right, as an express third party beneficiary to the Equity Financing Commitment Letter, to specifically enforce Parent’s right to cause the Equity Financing to be funded in accordance with the terms thereof and Section 8.10). For purposes of clarity, the representations and warranties made by the Company are those solely of the Company (and not of any Nonparty Affiliates or any other Person, none of whom shall have any liability in respect thereof) and the representatives and warranties made by Parent and Merger Sub are those solely of Parent and Merger Sub (and not of any Nonparty Affiliates or any other Person, none of whom shall have any liability in respect thereof), it being understood that while the Stockholders’ Representative is a party to this Agreement solely to function as the administrative representative of the Equityholders and, though to the extent the Stockholders’ Representative does not comply with or fulfill the obligations expressly set forth herein to be complied with or fulfilled by the Stockholders’ Representative, the other Parties hereto can seek to enforce specifically such obligations pursuant to Section 8.10. The Parties acknowledge however that, notwithstanding anything to the contrary herein, (x) Parent and Merger Sub are not waiving any right they may have to make a claim for actual damages for fraud for a misrepresentation in the Express Representations and, likewise, (y) the Company and the Stockholders Representative are not waiving any right they may have to make a claim for fraud for a misrepresentation in Article IV. Nothing in this Agreement shall limit the rights of any Party pursuant to the terms of any Letter of Transmittal, Option Cancelation Acknowledgement Agreement, Restrictive Covenant Agreement or employment agreement or any other written agreement directly entered into in connection with this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, (a) neither the Company nor any of its Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall have any rights or claims against the Financing Sources, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing Commitment Letters or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise, and (b) the Financing Sources shall not have any liability (whether in contract, in tort or otherwise) to the Company or any of its Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing Commitments Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise.

Section 8.5 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and, with respect to the provisions of Section 5.6, Section 5.11, Section 7.2, Section 8.4, Section 8.8 and Section 8.10 shall inure to the benefit of the Persons benefiting from the provisions thereof all of whom are intended to be third party beneficiaries thereof, and the Financing Source Designated Sections shall inure to the benefit of the Financing Sources. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of each of the other Parties; provided, however, that the Stockholders’ Representative may assign its rights and obligations under this Agreement to any of its Affiliates without prior written consent and Parent may assign its rights under this Agreement to any of its Affiliates (provided, however, that any such assignment shall not relieve Parent of any liability or obligation in connection with this Agreement). Any attempted assignment in violation of this Section 8.5 will be void.

Section 8.6 Amendment and Modification. This Agreement may not be amended or modified except by a written instrument executed by all Parties. Notwithstanding the foregoing, this Section 8.6 and Sections 7.2, 8.2, 8.4, 8.5, 8.8 and 8.11 of this Agreement and the definitions related thereto (solely as used in such sections) (collectively, the “Financing Source Designated Sections”) may not be amended in a manner materially adverse to the interests of the Financing Sources without the written consent of the Financing Sources.

Section 8.7 Counterparts. This Agreement may be executed and delivered via fax or email in several counterparts.

Section 8.8 Applicable Law. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF, EXCEPT THAT THE DGCL SHALL APPLY TO THE EXTENT REQUIRED IN CONNECTION WITH THE MERGER. THE STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE OF DELAWARE SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND THE PARTIES HERETO CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HERETO HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY ACTION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.2, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED. NOTWITHSTANDING THIS SECTION 8.8, WITH RESPECT TO ANY ACTION OR PROCEEDING OF ANY KIND OR DESCRIPTION (WHETHER IN LAW OR IN EQUITY AND WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) AGAINST ANY FINANCING SOURCE (OTHER THAN ANY AFFILIATES OF THE PARENT) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING, THE DEBT COMMITMENT LETTERS OR THE

PERFORMANCE OF SERVICES THEREUNDER, EACH OF THE PARTIES HERETO AGREES THAT (I) ANY ACTION (WHETHER AT LAW, IN CONTRACT OR IN TORT) OR PROCEEDING INVOLVING ANY FINANCING SOURCE THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO ANY FINANCING, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF ANY DOCUMENTATION (INCLUDING ANY DEBT FINANCING COMMITMENT LETTER) IN CONNECTION THEREWITH SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW WHICH WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION, (II) SUCH ACTION OR PROCEEDING SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN AND ANY APPELLATE COURT THEREFROM, (III) IT SHALL NOT BRING ANY SUCH ACTION OR PROCEEDING AGAINST SUCH FINANCING SOURCES IN ANY OTHER COURTS, (IV) IT WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING AGAINST SUCH FINANCING SOURCES AND (V) IT WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, DEFENSE OR OTHERWISE, IN ANY SUCH ACTION OR PROCEEDING AGAINST SUCH FINANCING SOURCES, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT THE ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF THE ACTION OR PROCEEDING IS IMPROPER. NOTWITHSTANDING THE FOREGOING, ANY PARTY MAY BRING AN ACTION IN A COURT OTHER THAN ONE OF THE ABOVE-NAMED COURTS TO ENFORCE A JUDGMENT OF THE ABOVE-NAMED COURTS.

Section 8.9 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein. Upon such a determination, the Parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 8.10 Specific Enforcement. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the Parties and the third party beneficiaries of this Agreement shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including any Order sought by the Company and/or the Stockholders’ Representative to cause Parent and/or Merger Sub to perform its agreements and covenants contained in this Agreement), in addition to any other remedy to which they are entitled at Law or in equity as a remedy for any such breach or threatened breach. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.10 and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement. Notwithstanding the foregoing, it is explicitly agreed that (i) the Company or the Stockholders’ Representative (on behalf of the Equityholders) shall be entitled to seek an injunction or specific performance of Parent’s obligation to cause the Equity Financing to be funded (and to seek an injunction or specific performance of the Equity Financing Source’s obligation to fund the Equity Financing pursuant to the Equity Commitment Letter) to fund the transactions contemplated by this Agreement and to consummate the Closing only in the event that (a) all conditions in Section 2.10(a) and Section 2.10(b) have been satisfied (other than those conditions that by their nature are required to be satisfied by actions taken at the Closing provided such conditions could be satisfied)) and Parent fails to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 2.3, (b) the financing provided for by the Debt Financing Commitment Letters has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (c) the Company has confirmed that it is ready, willing and able to satisfy the conditions to the Parent’s obligation to close and to consummate the Closing if specific performance is granted and the Equity Financing and Debt Financing are funded and (ii) the Equity Financing may only be required to fund and Parent may only be required to close pursuant to an injunction or Order of specific performance if the Debt Financing shall simultaneously or previously be funded. For the avoidance of doubt, in no event shall the exercise of the Company’s or the Stockholders’ Representative’s right to seek specific performance pursuant to this Section 8.10 reduce, restrict or otherwise limit the Company’s right to terminate this Agreement pursuant to Section 7.1 and/or seek payment of the Termination Fee.

Section 8.11 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND AGREES TO CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.12 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. Exhibits and Schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes. Any reference in this Agreement to an “Article,” “Exhibit,” “Section,” “Schedule,” or “subsection” refers to the corresponding Article, Exhibit, Section, Schedule or subsection of or to this Agreement, unless expressly provided otherwise. The table of contents and the headings of Articles, Exhibits, Sections, or subsections of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language herein. All words used in this Agreement are to be construed to be of such gender or number as the circumstances and context require. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation. Where this Agreement states that a party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means the party is legally obligated to do so in accordance with this Agreement. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided. If the date specified for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next date which is a Business Day. Any notice required hereunder shall be in writing.

Section 8.13 Schedules. Matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules. To the extent any such additional matters are included, they are included for informational purposes and do not necessarily include other matters of a similar nature. Headings and subheadings have been inserted in the Schedules for convenience of reference only and shall not have the effect of amending or changing the express description thereof as set forth in this Agreement. Disclosure of any fact or item in this Agreement or any Schedule referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure would apply to such other Sections. Neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such amounts, higher or lower amounts, or the item so included or other items, are or are not material or are within or outside the ordinary course of business, and no Party shall use the fact of the setting forth of such amounts or the fact of the inclusion of any such item in any Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter is or is not required to be disclosed (including, whether such amounts or items are or are not material), or may constitute an event or condition which could be considered to have a Material Adverse Effect. No matter or item disclosed on a Schedule admitting or indicating a possible breach or violation of any contract, Law or Order shall be construed as an admission or indication that an actual breach or violation exists, has actually occurred or will occur. The Parties do not assume any responsibility to any Person that is not a Party to this Agreement for the accuracy of any information set forth in the Schedules. Subject to applicable Law, the information on the Schedules is disclosed in confidence for the purposes contemplated in this Agreement and is subject to the confidentiality provisions of any other agreements, including the Confidentiality Agreement, entered into by the Parties or their Affiliates. Moreover, in disclosing the information in the Schedules, each Party expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 8.14 Stockholders’ Representative.

(a) Pursuant to the Stockholders Approval dated on or about the date hereof and the Letters of Transmittal and Option Cancelation Acknowledgement Agreements, as applicable, the Equityholders have constituted, appointed and empowered effective from and after the date of such consent, Parthenon Investors III, L.P. as the Stockholders’ Representative, for the benefit of the Equityholders and the exclusive agent and attorney-in-fact to act on behalf of each Equityholder, in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority: (i) to negotiate, execute and deliver such waivers, consents and amendments under this Agreement and the consummation of the transactions contemplated hereby as the Stockholders’ Representative, in its sole discretion, may deem necessary or desirable; (ii) as the Stockholders’ Representative, to enforce and protect the rights and interests of the Equityholders and to enforce and protect the rights and interests of such Persons arising out of or under or in any manner relating to this Agreement and the transactions provided for herein, and to take any and all actions which the Stockholders’ Representative believes are necessary or appropriate under this Agreement for and on behalf of the Equityholders including, consenting to, compromising or settling any such claims, conducting negotiations with Parent, the Surviving Corporation and their respective Representatives regarding such claims, and, in connection therewith, to (A) assert any claim or institute any Action or investigation; (B) investigate, defend, contest or litigate any Action or investigation initiated by Parent, the Surviving Corporation or any other Person, or by any Governmental Entity against the Stockholders’ Representative and/or any of the Equityholders, and receive process on behalf of any or all Equityholders in any such Action or investigation and compromise or settle on such terms as the Stockholders’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such Action or investigation; (C) file any proofs of debt, claims and petitions as the Stockholders’

Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such Action or investigation, it being understood that the Stockholders’ Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions; (iii) to waive or refrain from enforcing any right of the Equityholders arising out of or under or in any manner relating to this Agreement; provided, however, that such waiver is in writing signed by the Stockholders’ Representative; (iv) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholders’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement; (v) to engage outside counsel, accountants and other advisors and incur such other expenses on behalf of the Equityholders in connection with any matter arising under this Agreement; and (vi) to collect, hold and disburse the Escrow Amount and the Expense Holdback Amount in accordance with the terms of this Agreement. The Equityholders may not make any claim hereunder except through the Stockholders’ Representative.

(b) The Stockholders’ Representative shall be entitled to receive reimbursement from, and be indemnified by, the Equityholders for certain expenses, charges and liabilities as provided below. In connection with this Agreement, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholders’ Representative hereunder, (i) the Stockholders’ Representative shall incur no responsibility whatsoever to any Equityholders by reason of any act or omission performed or omitted hereunder, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) the Stockholders’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any act or omission of the Stockholders’ Representative pursuant to such advice shall in no event subject the Stockholders’ Representative to liability to any Equityholders. Each Equityholder shall indemnify, severally and not jointly, based on such Equityholder’s pro rata share of Merger Consideration received by such Equityholder, the Stockholders’ Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever, arising out of or relating to any acts or omissions of the Stockholders’ Representative hereunder. The foregoing indemnification shall not apply in the event of any Action which finally adjudicates the liability of the Stockholders’ Representative hereunder for its willful misconduct. The Stockholders’ Representative shall have the right to recover, at its sole discretion, from the Expense Holdback Amount, prior to any distribution to the Equityholders, any amounts to which it is entitled pursuant to the expense reimbursement and indemnification provisions of this Section 8.14(b).

(c) All of the indemnities, immunities and powers granted to the Stockholders’ Representative under this Agreement shall survive the Effective Time and/or any termination of this Agreement.

(d) Parent and the Surviving Corporation shall have the right to rely upon all actions taken or omitted to be taken by the Stockholders’ Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Equityholders. Parent, Merger Sub and the Surviving Corporation are hereby relieved from any liability to any Person (including any Equityholder or any Stockholder Indemnified Party) for any acts done by them in accordance with any written notice, consent or instruction of the Stockholders’ Representative.

(e) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Equityholder and (ii) shall survive the consummation of the Merger, and any action taken by the Stockholders’

Representative pursuant to the authority granted in this Agreement shall be effective and binding on each Equityholder notwithstanding any contrary action of or direction from such Equityholder, except for actions or omissions of the Stockholders’ Representative constituting willful misconduct.

(f) The Stockholders’ Representative has the limited partnership authority to execute and deliver this Agreement and to perform the limited administrative responsibilities hereunder. The execution, delivery and performance of this Agreement by the Stockholders’ Representative has been duly authorized in accordance with the limited partnership agreement of the Stockholders’ Representative. No other limited partnership action on the part of the Stockholders’ Representative is necessary to authorize the execution, delivery and performance of this Agreement by the Stockholders’ Representative. This Agreement has been duly executed and delivered the Stockholders’ Representative and, assuming that this Agreement constitutes a valid and binding obligation of the other Parties, constitutes a valid and binding obligation of the Stockholders’ Representative enforceable against the Stockholders’ Representative in accordance with its terms, except for the Enforceability Exceptions.

(g) By the Stockholders’ Representative’s signature to this Agreement, the Stockholders’ Representative hereby accepts the appointment contained in this Agreement, as confirmed and extended by this Agreement, and agrees to act as the Stockholders’ Representative and to discharge the duties of the Stockholders’ Representative pursuant to the terms of this Agreement.

Section 8.15 Legal Representation. Parent and the Company hereby agree, on their own behalf and on behalf of the Surviving Corporation and their current and future directors, managers, equityholders, members, partners, officers, employees and Affiliates and each of their successors and assigns (all such Persons, the “Waiving Parties”), that K&E (or any successor thereto) may represent the Stockholders’ Representative or any of the other Equityholders, or any of their respective, direct or indirect, directors, managers, members, partners, officers, employees, equityholders or Affiliates thereof, in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, any agreement entered into in connection herewith or the transactions contemplated hereby (any such representation to be hereinafter referred to as the “Post-Closing Representation”) notwithstanding its prior representation of the Company or any Company Subsidiary thereof, and each of Parent and the Company on behalf of itself and the Waiving Parties hereby consents thereto and waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. Notwithstanding the foregoing or any other provision hereof, no conflict of interest or objection is waived arising from any representation other than solely representation of the Company or any Company Subsidiary prior to Closing. Each of Parent and the Company, for itself and the Waiving Parties, hereby acknowledges and agrees that all communications that are subject to the attorney-client privilege and/or the attorney work product doctrine or otherwise in furtherance of the provision of legal services among K&E, the Company, any Company Subsidiary, the Stockholders’ Representative and/or any Equityholder and/or any Representative of any of the foregoing made in connection with, and concerning the subject matter of, the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreement entered into in connection herewith, or the transactions contemplated hereby, are privileged communications and the attorney-client privilege and the expectation of client confidence belongs solely to the Stockholders’ Representative and/or Equityholder, as applicable and, subject to the exceptions set forth below, shall be exclusively controlled thereby and shall not pass to or be claimed by Parent or the Surviving Corporation, and from and after the Closing none of Parent, the Surviving Corporation, any Subsidiary thereof or any other Person purporting to act on behalf thereof or any of the Waiving Parties, will seek to obtain the same by any process. Notwithstanding any of the foregoing: (a) nothing contained in this Section 8.15 shall be deemed a waiver of control by Parent or the Company or any Company Subsidiary over any applicable privileges or protections that can or may be asserted to prevent disclosure to any third party of any communications between or among K&E, the Company, any Company Subsidiary, the Stockholders’

Representative and/or any Equityholder and/or any Representative; (b) nothing herein shall prevent Parent or the Company or any Company Subsidiary from requesting, using or accessing all communications between or among K&E, the Company, any Company Subsidiary, the Stockholders’ Representative and/or any Equityholder and/or any Representative in connection with any claim arising under or in connection with this Agreement or the transactions contemplated hereby or otherwise, so long as such communications are not subject to the attorney-client privilege or work product protection or otherwise in furtherance of the provision of legal services; and (c) in the event that a dispute or investigation or audit arises after the Closing between Parent, the Company or any Company Subsidiary, on the one hand, and a third party, on the other hand, Parent or the Company shall notify the Stockholders’ Representative if Parent, the Company or any Company Subsidiary requires access to any privileged or protected communications between K&E, the Company, any Company Subsidiary, the Stockholders’ Representative and/or any Equityholder and/or any Representative in order to assist in the response to or defense of the third-party claim, investigation, or audit; provided, to the extent such information is shared it shall be presumed to have been shared pursuant to the common interest doctrine. Notwithstanding anything to the contrary, for purposes of determining whether certain communications involving a K&E attorney providing legal services between or among Persons are entitled to the attorney-client privilege, it shall be presumed that all communications between such K&E attorney, on the one hand, and the Company, any Company Subsidiary, the Stockholders’ Representative or any Equityholders and/or any Representative thereof in connection with, and concerning the subject matter of, the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement or the transactions contemplated hereby or any matter relating to the foregoing, in each case, are communications in which legal services were sought and which communications were intended to be confidential.

*        *        *         *        *

Each of Parent, Merger Sub, the Company and the Stockholders’ Representative has executed this Agreement and Plan of Merger as of the date first above written.

ALTEGRA HEALTH, INC.

By:	/s/ Kevin C. Barrett
Name:	Kevin C. Barrett
Title:	President and CEO

[Signature Page to Agreement and Plan of Merger]

MEDIFAX-EDI, LLC

By:	/s/ Gregory T. Stevens
Name:	Gregory T. Stevens
Title:	Secretary

[Signature Page to Agreement and Plan of Merger]

ALTO MERGER SUB INC.

By:	/s/ Gregory T. Stevens
Name:	Gregory T. Stevens
Title:	Secretary

[Signature Page to Agreement and Plan of Merger]

Solely in its capacity as the Stockholders’ Representative hereunder:

PARTHENON INVESTORS, III L.P.

By:	PCap Partners III, LLC, its General Partner
By:	PCap III, LLC, its Managing Member
By:	PCP Managers, LLC, its Managing Member

By:	/s/ Dave Ament
Name:	Dave Ament
Title:	Managing Partner

[Signature Page to Agreement and Plan of Merger]